UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Timken Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previoulsy with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of

2015

Annual Meeting of

Shareholders

and

Proxy Statement

THE TIMKEN COMPANY

North Canton, Ohio U.S.A.

i

John M. Timken, Jr.

Chairman – Board of Directors

March 27, 2015

Dear Shareholder:

The 2015 Annual Meeting of Shareholders of The Timken Company will be held on Thursday, May 7, 2015, at 10:00 a.m. local time at the corporate offices of the company in North Canton, Ohio.

This year, you are being asked to act upon six matters. Items 1 through 5 are: (1) election of Directors; (2) ratification of our independent auditor appointment; (3) approval, on an advisory basis, of named executive officer compensation; (4) approval of The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 13, 2015; and (5) approval of The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015, all of which are recommended by your Board of Directors. Item 6 is a shareholder proposal that, if properly presented, your Board recommends you do not support. Thus, your Board recommends that you vote FOR all nominees listed in Item 1, FOR Items 2, 3, 4 and 5 and AGAINST Item 6.

Details of these matters are contained in the accompanying Notice of 2015 Annual Meeting of Shareholders and Proxy Statement. Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2015 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.

Chairman – Board of Directors

Enclosure

The Timken Company 4500 Mount Pleasant Street N.W. P. O. Box 6929 Canton, OH 44720 United States
2

THE TIMKEN COMPANY

North Canton, Ohio

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

The 2015 Annual Meeting of Shareholders of The Timken Company will be held on Thursday, May 7, 2015, at 10:00 a.m. local time, at 4500 Mount Pleasant Street N.W., North Canton, Ohio 44720, to act on the following matters:

1.	Election of eleven Directors to serve for a term of one year.

2.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2015.

3.	Approval, on an advisory basis, of named executive officer compensation.

4.	Approval of The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 13, 2015.

5.	Approval of The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015.

6.	A shareholder proposal asking our Board of Directors to take the steps necessary to give holders in the aggregate of 25% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented.

7.	Such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 23, 2015, are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2015 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange (“NYSE”) rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2015 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

Thank you for your support of The Timken Company.

      William R. Burkhart

      Executive Vice President, General Counsel and Secretary

March 27, 2015

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on May 7, 2015: This Proxy Statement and our 2014 Annual Report to Shareholders are available on the Investors’ section of our website www.timken.com/investors. For directions to the 2015 Annual Meeting of Shareholders, you may call 234-262-3000.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “we,” or “us”), in connection with the 2015 Annual Meeting of Shareholders to be held on May 7, 2015, at 10:00 a.m. local time at 4500 Mount Pleasant Street N.W., North Canton, Ohio 44720, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date on which this Proxy Statement and proxy card will be first sent or given to our shareholders is March 27, 2015.

The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

ELECTION OF DIRECTORS

We presently have eleven Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2016 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they voted against (or withheld votes from) the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable.

ITEM NO. 1

ELECTION OF DIRECTORS

The Board of Directors, by resolution at its February 13, 2015 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the eleven individuals set forth below to be elected Directors at the 2015 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2016 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). All of the nominees, except Maria A. Crowe and Ajita G. Rajendra, have been previously elected as a Director by our shareholders. Each of the nominees listed below has consented to serve as a Director if elected.

Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees named below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

NOMINEES

The following information, obtained in part from the respective nominees and in part from our records, describes the background and experience of each nominee as of January 2, 2015.

Maria A. Crowe

Age 55

Director since 2014

Ms. Crowe is President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, a position she has held since 2012. Ms. Crowe joined Eli Lilly and Company in 1982, and previously served as its Senior Vice President of Global Drug Products from 2009 to 2012 and its Vice President of American Drug Products from 2007 to 2009.

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Ms. Crowe is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Richard G. Kyle

Age 49

Director since 2013

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 as Vice President of Manufacturing and was named President of the Aerospace and Mobile Industries segments in 2008. In 2012, he was named Group President with responsibility for the Aerospace and Steel segments as well as engineering and technology. In 2013, Mr. Kyle was named Chief Operating Officer, Bearings and Power Transmission.

Mr. Kyle has significant experience in diversified industry and has demonstrated the ability to lead organizations through change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective regarding acquisitions and optimizing value provide valued skills to the Board.

John A. Luke, Jr.

Age 66

Director since 1999

Mr. Luke has served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation (“MWV”), a leading global producer of packaging and specialty chemicals since the merger of Mead and Westvaco in 2002. Recently Mr. Luke led the process that resulted in MWV announcing a combination with Rock-Tenn Company, which will create the second largest packaging company in the industry. He joined the executive ranks of Westvaco in 1990 after holding leadership positions across the organization, including positions in treasury, marketing and international sales. Mr. Luke has also served as a director of The Bank of New York Mellon Corporation since 2007 and MWV since 2002.

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities through acquisitions. Mr. Luke brings the perspective gained from serving on several corporate boards, including as Chairman and a member of the Executive Committee of MWV and Chair of the Corporate Governance

and Nominating Committee and a member of the Risk and Executive Committees of Bank of New York Mellon Corporation.

Mr. Luke chairs the Compensation Committee and is a member of the Nominating and Corporate Governance Committee.

Christopher L. Mapes

Age 53

Director since 2014

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013, and has been President and Chief Executive Officer since December 2012, after serving as Chief Operating Officer of Lincoln Electric Holdings, Inc. beginning in 2011. From 2004 to 2011, he served as Executive Vice President of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment, where he led the expansion and execution of the global strategy for its electrical products. Mr. Mapes has been a director at Lincoln Electric Holdings, Inc. since 2010.

As an experienced executive with more than 25 years of service in global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

Mr. Mapes is a member of the Audit Committee and the Compensation Committee.

Ajita G. Rajendra

Age 63

Director since 2014

Mr. Rajendra is Chairman, President and Chief Executive Officer of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment. He has held the position of Chairman since 2014, and has been President and Chief Executive Officer since 2013. Mr. Rajendra previously served A. O. Smith Corporation as President and Chief Operating Officer from 2011 to 2012 and Executive Vice President from 2006 to 2011. Prior to joining A. O. Smith Corporation as President of its Water Products Company in 2005, Mr. Rajendra was Senior Vice President at Kennametal, Inc., a manufacturer of cutting tools, from 1998 to 2004.

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and serves on its Investment Policy Committee, and has been a director of Donaldson Company, Inc. since 2010, where he is a member of its Audit Committee and Human Resources Committee. Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly-traded companies, provides valuable skills to the Board.

Mr. Rajendra is a member of the Audit Committee and the Compensation Committee.

Joseph W. Ralston

Age 71

Director since 2003

General Ralston has served as Vice Chairman of The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. General Ralston completed a distinguished 37-year Air Force career as Commander, U.S. European Command and Supreme Allied Commander Europe, NATO in 2003. Previously, General Ralston served as Vice Chairman of the Joint Chiefs of Staff, the nation’s second highest-ranking military officer. General Ralston has served on the boards of Lockheed Martin Corporation since 2003 and URS Corporation from 2003 until 2014.

General Ralston’s experience in the private sector, combined with his distinguished military career, provides our Board with unmatched expertise across a range of complex operational, human resources, supply chain/logistical and other issues facing a global corporation. Based on his extensive military experience, General Ralston also provides specific insights and knowledge in the aerospace industry, which is a significant market for the Company. Additionally, General Ralston’s understanding of the political environment in Washington allows him to guide our Board on the challenges and opportunities resulting from governmental actions. General Ralston also brings the perspective of a member of the Classified Business and Security, Ethics and Sustainability, and Strategic Affairs Committees of Lockheed Martin.

General Ralston serves as Lead Director, chairs the Nominating and Corporate Governance Committee and is a member of the Audit Committee.

John P. Reilly

Age 71

Director since 2006

Mr. Reilly served as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at the former Chrysler Corporation and Navistar International and served as President of Brunswick Corporation. Mr. Reilly also serves as a director and non-executive Chairman of Exide Technologies, where he has served on the board since 2004, and as lead director of TimkenSteel Corporation (“TimkenSteel”), where he has served since it became public in 2014. Mr. Reilly also served as a director of Material Sciences Corporation from 2004 until 2014.

Mr. Reilly brings to our Board the benefits of his extensive automotive industry experience and provides our Board with valuable insight in a significant market for the Company. Based on his 40 years of successful executive leadership with Figgie International, Stant Corporation and Tenneco Automotive, Mr. Reilly is also able to help guide the Board in making strategic and business decisions. Mr. Reilly brings his perspective as non-executive Chairman and member of the Compensation Committee of Exide Technologies as well as lead director, chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee of TimkenSteel.

Mr. Reilly is a member of the Audit Committee as well as the Compensation Committee.

Frank C. Sullivan

Age 54

Director since 2003

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held positions in sales and corporate development before becoming Chief Financial Officer in 1993. Mr. Sullivan held various positions in the areas of commercial lending and corporate finance in the banking industry before joining RPM in 1987. Mr. Sullivan has been a director of RPM International Inc. since 1995.

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a Chief Financial Officer. In addition, having served as a Chief Executive Officer and director of a multinational company, Mr. Sullivan also brings invaluable executive experience on a wide array of issues, including strategic planning and the evaluation and execution of merger and acquisition opportunities.

Mr. Sullivan chairs the Audit Committee and serves on the Nominating and Corporate Governance Committee.

John M. Timken, Jr.

Age 63

Director since 1986

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant share-holder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He has also owned a cable television business and established one of the largest commercial mushroom farms in North America.

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with important input in evaluating and making important capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Mr. Timken serves as independent Chairman of the Board.

Ward J. Timken, Jr.

Age 47

Director since 2002

Mr. Timken is Chairman, Chief Executive Officer and President of TimkenSteel Corporation, a leader in customized alloy steel products and services, a position he assumed in 2014. TimkenSteel was previously a subsidiary of the Company that became an independent public company pursuant to a spinoff that was effected on June 30, 2014 (the “Spinoff”). Mr. Timken previously served as Chairman of the Board of The Timken Company from 2005 to May 2014, was President of our steel business from 2004 to 2005, Corporate Vice President from 2000 to 2003 and held key leadership positions in our international operations from 1992 to 2000.

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with each of our businesses, along with his deep understanding of the global industry dynamics across the Company’s markets, allow Mr. Timken to provide valuable input to the Board.

Jacqueline F. Woods

Age 67

Director since 2000

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods has served on the board of The Andersons, Inc. since 1999. Ms. Woods was formerly a director at School Specialty, Inc. until 2013.

Ms. Woods’ extensive executive management experience enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings perspective gained from her service as a member of another corporate board, including serving as a member of the Audit, Governance and Nominating and Compensation and Leadership Development Committees of The Andersons, Inc.

Ms. Woods is a member of the Compensation Committee as well as the Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the independence standards of the NYSE listing requirements for determining the independence of Directors. The Board has determined that the following Director nominees meet those independence standards: Maria A. Crowe, John A. Luke, Jr., Christopher L. Mapes, Ajita G. Rajendra, Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence. With respect to John P. Reilly, who is also a member of the board of directors of TimkenSteel, the Board determined that his service on the board of directors of TimkenSteel does not impair his independence after giving consideration to the transitional relationships between the companies that were put in place in connection with the Spinoff, including the commercial supply agreement for TimkenSteel to supply the Company with certain steel products. If discussions arise regarding current or future relationships between the Company and TimkenSteel, Mr. Reilly would not participate in such discussions or any related Board approvals. The Board also determined that Phillip R. Cox and Diane C. Creel, both of whom were Directors of the Company prior to the Spinoff, met those independence requirements.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our General Counsel. Our Directors and executive officers are also subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

—	competing against the Company;
—	holding a significant financial interest in a company doing business with or competing with the Company;
—	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;
—	using for personal gain any business opportunities that are identified through a person’s position with the Company;
—	using the Company’s property, information or position for personal gain;
—	using the Company’s property other than in connection with our business;
—	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
—	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2014, there were nine meetings of the Board of Directors, nine meetings of its Audit Committee, five meetings of its Compensation Committee and three meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served that were held following each Director’s appointment to their respective committees. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders, and in 2014 all members then serving attended the meeting.

At each regularly-scheduled meeting of the Board of Directors, the independent Directors also met separately in executive sessions.

DIRECTOR COMPENSATION

Cash Compensation

Each nonemployee Director who served in 2014 was paid at the annual rate of $80,000 for services as a Director. In addition to base compensation, the Board approved: (a) a $10,000 increase to the annual fee for the Lead Director to $30,000 at its meeting on August 4, 2014; and (b) an annual fee of $100,000 for services as the independent Chairman at its meeting on May 13, 2014, both of which were paid on a prorated basis for 2014. The following fees were paid for serving on a committee of the Board in 2014.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating & Corporate Governance	$17,500	$7,500

Stock Compensation

Each nonemployee Director serving at the time of our 2014 Annual Meeting of Shareholders on May 13, 2014, received a grant of 1,910 common shares under The Timken Company 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”) following the meeting. Upon a Director’s initial election to the Board, each new nonemployee Director receives a grant of 2,000 restricted shares under the Long-Term Incentive Plan, which vest one-fifth annually over a five-year period. Maria A. Crowe, Christopher L. Mapes and Ajita G. Rajendra each received such a grant during 2014. The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require nonemployee Directors to own 8,000 common shares. As of December 31, 2014, all of our Directors, other than Ms. Crowe, Mr. Mapes and Mr. Rajendra, met their ownership requirements. Ms. Crowe and Messrs. Mapes and Rajendra all joined the Board in 2014.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation (other than restricted shares or options) in accordance with the provisions of the Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on the investment crediting option chosen by the Director, which options include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid either in a lump sum or in installments in cash. Stock compensation (other than restricted shares or options) can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus an amount representing dividend equivalents during the deferral period. Directors may elect to receive cash in an amount equal to the dividend equivalents or reinvest such amounts in Company shares.

2014 DIRECTOR COMPENSATION TABLE

The following table provides details of nonemployee Director compensation in 2014:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
John M. Ballbach (1)	$38,438	$0	$38,438
Phillip R. Cox (1)	$51,250	$122,125	$173,375
Diane C. Creel (1)	$51,250	$122,125	$173,375
Maria A. Crowe (2)	$7,917	$86,340	$94,257
John A. Luke, Jr.	$105,000	$122,125	$227,125
Christopher L. Mapes (2)	$89,688	$236,325	$326,013
Ajita G. Rajendra (2)	$40,208	$90,400	$130,608
Joseph W. Ralston	$132,174	$122,125	$254,299
John P. Reilly	$102,500	$122,125	$224,625
Frank C. Sullivan	$117,500	$122,125	$239,625
Ward J. Timken (1)	$30,000	$0	$30,000
John M. Timken, Jr.	$142,500	$122,125	$264,625
Ward J. Timken, Jr. (3)	$40,000	$0	$40,000
Jacqueline F. Woods	$95,000	$122,125	$217,125

(1)	Richard G. Kyle, our President and Chief Executive Officer (“CEO”), is not included in this table as he is an employee of the Company and receives no compensation for his services as a Director. Mr. Ballbach and Mr. Ward J. Timken left the Board on May 13, 2014. Mr. Cox and Ms. Creel left the Board on June 30, 2014.

(2)	The amount shown for each Director, other than Ms. Crowe and Mr. Rajendra, includes the grant date fair value of the award of 1,910 common shares made on May 13, 2014. These awards vested upon grant. Mr. Mapes, Mr. Rajendra and Ms. Crowe each received a grant of 2,000 restricted shares (as further described above) upon becoming nonemployee Directors on February 14, August 5, and December 8, 2014, respectively. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(3)	Mr. Ward J. Timken, Jr. began receiving compensation for his services as a Director upon his separation as an employee from the Company on June 30, 2014.

A portion of the compensation for the Directors until 2005 included stock option grants. As of December 31, 2014, the following individuals had the following number of outstanding options and unvested restricted shares:

Name	Outstanding Options	Unvested Restricted Shares
Diane C. Creel	0	1,200
Maria A. Crowe	0	2,000
John A. Luke, Jr.	3,000	0
Christopher L. Mapes	0	2,000
Ajita G. Rajendra	0	2,000

No other Directors had outstanding options or unvested restricted shares as of December 31, 2014.

In connection with the Spinoff, each outstanding Company stock option and restricted share held as of June 30, 2014 by our Directors were treated in a manner similar to that experienced by the Company’s shareholders with respect to their common shares of the Company. For his Company option award set forth in the table above, Mr. Luke received an option award covering half as many common shares of

TimkenSteel. Ms. Creel and Mr. Mapes each received an award of TimkenSteel restricted shares equal to half of the amount of Company restricted shares set forth for each in the table above. See “Long-Term Incentive Award Bifurcation” on page 38 for a more detailed description of the treatment of these types of awards in connection with the Spinoff.

BOARD LEADERSHIP STRUCTURE

The Board is currently led by independent Chairman John M. Timken, Jr., who was elected to this position on May 13, 2014. In addition, the independent Directors have designated Joseph W. Ralston as Lead Director.

The Chairman oversees the planning of the annual Board calendar and, with the CEO, in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meetings of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chairman and CEO. With limited exceptions, these roles have been separate for over 80 years. While recognizing that there is no single, generally-accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

The Lead Director’s duties may include: (a) developing agendas for, and presiding over, the executive sessions of the independent Directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other Directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison with the CEO, Chairman and the independent Directors; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent Directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

RISK OVERSIGHT

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, supply chain or legal matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk taking.

AUDIT COMMITTEE

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of Frank C. Sullivan (Audit Committee Chairman), Christopher L. Mapes, Ajita G. Rajendra, Joseph W. Ralston and John P. Reilly. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that Frank C. Sullivan qualifies as the Audit Committee financial expert.

The Audit Committee’s charter is available on our website at www.timken.com/investors/governance.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Audit Committee has also discussed with our independent auditor the matters required to be discussed pursuant to Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.

Frank C. Sullivan (Audit Committee Chairman)

Christopher L. Mapes

Ajita G. Rajendra

Joseph W. Ralston

John P. Reilly

COMPENSATION COMMITTEE

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Compensation Committee Chairman), Maria A. Crowe, Christopher L. Mapes, Ajita G. Rajendra, John P. Reilly and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other executive officers named in the 2014 Summary Compensation Table, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon recommendations made by the CEO regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Vice President – Compensation and Benefits. The meetings are regularly attended by the Chairman of the Board, the CEO, and the Vice President – Compensation and Benefits. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board. Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Watson, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Watson also provides information to the Compensation Committee on trends in executive compensation and other market data.

With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Watson to conduct reviews of total Director compensation, and the Committee may then recommend to the full Board of Directors changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

In January 2010, the firm of Towers Watson was created by the merger of Towers Perrin and Watson Wyatt. Towers Perrin had served as an advisor to the Compensation Committee for close to 20 years and was directly engaged by and accountable to the Compensation Committee. Watson Wyatt had been our long-time independent actuary. During fiscal 2014, Towers Watson was paid $355,000 for executive compensation advice and $4,856,000 for actuarial and other services to us and our benefit plans. Of the $4,856,000 in fees incurred in 2014 for actuarial and other services to us and our benefit plans, approximately: (a) $1,100,000 related to the Spinoff; (b) $750,000 was for one-time implementation costs related to outsourcing pension administrative services to Towers Watson; and (c) $575,000 related to the administration of lump-sum pension distributions made to eligible former employees of the Company.

The Compensation Committee has concluded that the advice received by the Compensation Committee from Towers Watson continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with Towers Watson with respect to compensation advice mitigates the possibility that management could potentially misuse the actuarial engagement to influence Towers Watson’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from Towers Watson for executive compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, Towers Watson has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of Towers Watson, as required under the NYSE listing standards. The Compensation Committee has also considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to Towers Watson. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Towers Watson.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. At the end of each year, the Compensation Committee reviews the performance of the executive officers and potential successors. The Compensation Committee’s succession planning activities are discussed with the full Board in executive session.

The Compensation Committee’s charter is available on our website at www.timken.com/investors/governance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2014 with our management. Following the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and this Proxy Statement for filing with the SEC.

John A. Luke, Jr. (Compensation Committee Chairman)

Maria A. Crowe

Christopher L. Mapes

Ajita G. Rajendra

John P. Reilly

Jacqueline F. Woods

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Joseph W. Ralston (Nominating and Corporate Governance Committee Chairman), Maria A. Crowe, John A. Luke, Jr., Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mount Pleasant Street N.W., North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Amended Regulations. In general, to be timely, the written notice must be delivered and received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Amended Regulations, including (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Board member recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

Maria A. Crowe and Ajita G. Rajendra were identified through the use of a third-party search firm and approved by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential Director candidates. As part of this process, the Committee assesses the skills and attributes of our Board as a whole and of each individual Director and evaluates whether prospective candidates possess complementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee’s charter is available on our website at www.timken.com/investors/governance.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timken.com/investors/governance.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of January 2, 2015, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2014 Summary Compensation Table on page 45 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of Common Stock
Name	Sole Voting or Investment Power(1)	Shared Voting or Investment Power	Aggregate Amount(1)	Percent of Class

William R. Burkhart (2)	76,485	0	76,485	*

Christopher A. Coughlin (2)	139,844	0	139,844	*

Maria A. Crowe	2,000	0	2,000	*

Glenn A. Eisenberg	112,284	0	112,284	*

Philip D. Fracassa	63,501	0	63,501	*

James W. Griffith (2)	484,077	0	484,077	*

Richard G. Kyle (2)	150,436	0	150,436	*

John A. Luke, Jr.	46,400	0	46,400	*

Christopher L. Mapes	3,910	0	3,910	*

J. Ted Mihaila	39,971	0	39,971	*

Ajita G. Rajendra	2,000	0	2,000	*

Joseph W. Ralston	41,266	0	41,266	*

John P. Reilly	34,607	0	34,607	*

Frank C. Sullivan	35,792	0	35,792	*

John M. Timken, Jr.	585,205 (3)	846,110	1,431,315	1.6%

Ward J. Timken, Jr. (2)	1,110,808	5,159,754	6,270,562	7.1%

Jacqueline F. Woods	17,138	0	17,138	*

All Directors, nominees for Director and executive officers as a group(2)(4)	2,945,724	6,005,864	8,951,588	10.1%

* Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options (a)	Vested Deferred Restricted Shares (b)	Deferred Common Shares (b)

William R. Burkhart	38,150	0	0

Christopher A. Coughlin	75,775	0	0

Maria A. Crowe	0	0	0

Glenn A. Eisenberg	67,475	0	0

Philip D. Fracassa	34,700	0	0

James W. Griffith	287,725	0	0

Richard G. Kyle	94,125	0	0

John A. Luke, Jr.	3,000	0	0

Christopher L. Mapes	0	0	0

J. Ted Mihaila	18,450	0	0

Ajita G. Rajendra	0	0	0

Joseph W. Ralston	0	0	12,000

John P. Reilly	0	0	6,280

Frank C. Sullivan	0	2,000	0

John M. Timken, Jr.	0	0	0

Ward J. Timken, Jr.	702,700	0	0

Jacqueline F. Woods	0	0	2,500

(a)	Includes shares that the individual named in the table has the right to acquire on or before March 3, 2015 through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Director, and current and former executive officers as a group have the right to acquire 1,322,100 shares on or before March 3, 2015 through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan.

(2)	Excludes performance shares awarded but not vested pursuant to the Long-Term Incentive Plan as follows: William R. Burkhart – 725; Christopher A. Coughlin – 1,300; James W. Griffith – 5,500; Richard G. Kyle – 1,300; and Ward J. Timken, Jr. – 4,450. These shares vest in 25% increments over four years.

(3)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 17 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 2, 2015, unless otherwise indicated below.

Beneficial Owner	Amount		Percent of Class

Timken family(1)	9,508,216	shares	10.7%

BlackRock, Inc.(2)	4,994,245	shares	5.6%

The Vanguard Group(3)	4,633,454	shares	5.22%

(1)	Members of the Timken family, including John M. Timken, Jr., and Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 9,508,216 (10.7%) of our common shares, which includes 702,700 shares that Ward J. Timken, Jr., has the right to acquire on or before March 3, 2015. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,097,944 of these shares, representing 5.75% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., William R. Timken, Jr. and Jeffrey A. Halm are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family regarding the 9,508,216 common shares and, accordingly, the members of the Timken family shall not be deemed a “group” for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of our common shares as to which such member does not have sole or shared voting or investment power.

(2)	A Schedule 13G/A filed with the SEC on February 9, 2015, by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, indicated that it has sole voting power over 4,620,429 shares and sole investment power over 4,994,245 shares, representing 5.6% of our outstanding common shares.

(3)	A Schedule 13G filed with the SEC on February 10, 2015, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 49,746 shares, sole investment power over 4,633,454 shares and aggregate beneficial ownership over 4,633,454 shares, representing 5.22% of our outstanding common shares.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

Our executive compensation programs are designed to reward our executives for delivering exceptional performance and building shareholder value. The structure of our programs enables us to provide a competitive total rewards package while aligning senior executive interests to those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our executive officers named in the 2014 Summary Compensation Table (our “named executive officers” or “NEOs”):

Objectives

Our executive compensation program is designed to:

—  Align the interests of our executives and shareholders

—  Reward for sustained, strong business and financial results

—  Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

—  Recognize that people are our strongest asset

—  Reward results linked to short-, medium- and long-term performance (pay-for-performance)

—  Position pay affordably and competitively in the marketplace

—  Drive a focus on increasing shareholder value

On June 30, 2014, our former steel business, TimkenSteel, became an independent, publicly traded company. Upon the Spinoff, there were several leadership changes within our organization. This CD&A covers the 2014 named executive officers in place both prior to and following the Spinoff.

NEOs January 1 – June 30, 2014	NEOs July 1 – December 31, 2014

James W. Griffith(1)

President and CEO

Ward J. Timken, Jr.(2)

Chairman, Board of Directors

Glenn A. Eisenberg(3)

Executive Vice President, Finance and Administration

Richard G. Kyle(1)

Chief Operating Officer, Bearings and Power Transmission

Christopher A. Coughlin

Group President

Philip D. Fracassa(3)

Chief Financial Officer

Richard G. Kyle(1)

President and CEO

Philip D. Fracassa(3)

Executive Vice President, Chief Financial Officer

Christopher A. Coughlin

Executive Vice President, Group President

William R. Burkhart

Executive Vice President, General Counsel and Secretary

J. Ted Mihaila

Senior Vice President and Controller

(1)	Mr. Kyle took over for Mr. Griffith as President and CEO in May 2014, at which time Mr. Griffith became a senior advisor until his retirement on June 30, 2014.

(2)	Mr. Timken was named Chairman, Chief Executive Officer and President of TimkenSteel in May 2014 and remains on the Company’s Board. In connection with Mr. Timken’s departure as an executive of the Company, John M. Timken, Jr. was appointed as independent Chairman of the Board in May 2014.

(3)	Mr. Fracassa became Chief Financial Officer following Mr. Eisenberg’s departure from the Company in March 2014.

2014 Performance

The Company ended 2014 with sales from continuing operations of $3.1 billion and earnings per diluted share (“EPS”) of $1.58, reflecting higher volume in the Process Industries segment, partially offset by lower shipments in the Mobile Industries segment. Mid-year, the Company spun off its steel business as an independent publicly traded company. This structural change, along with management’s margin improvement initiatives and strategic efforts to gain market penetration, is expected to drive future performance.

These results, along with our performance as measured by other important financial and operational metrics discussed in this CD&A, resulted in incentive plans for our named executive officers generally paying at or below target levels. See page 33 for details on annual incentive award decisions, and the “Outstanding Strategic Performance Share Awards” section on page 40 for details on long-term incentive award payouts. Overall, executive compensation for 2014 reflects our compensation objectives and our operating performance, demonstrating a long-standing commitment to pay our executives based upon the performance they deliver.

All financial charts reflect the performance of continuing operations of the Company following the Spinoff.

TOTAL SHAREHOLDER RETURN (as of 12/31/2014)
Through increases in stock price and the payment of dividends, the Company increased shareholder wealth by nearly $1.3 billion in a three-year period and over $2.5 billion in a five-year period.

* “Total Shareholder Return” for the Company was calculated on an annualized basis, assumes quarterly reinvestment of dividends and takes into account the value of TimkenSteel common shares distributed in the Spinoff on June 30, 2014.

2014 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 30 for details)

—  Executive compensation program objectives and philosophy

—  Financial performance

—  The Spinoff

—   Recommendations of the CEO for other NEOs

—  Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value

—  Shareholder input including “say-on-pay” vote

—  Advice of independent outside compensation consultant

—  Market pay practices

—  Current and historical compensation

Program Updates Implemented at the Beginning of 2014

2014 Long-Term Incentive Grant

Due to the Spinoff, the Company suspended strategic performance share grants and instead utilized time-vesting restricted stock units for the 2014 grant. This was done in light of the Spinoff, since strategic performance share payouts are based on future Company EPS, ROIC and share price results over the coming three-year period. Since the Company was implementing the Spinoff, the Compensation Committee determined it would be unable to set meaningful multi-year performance targets for a 2014 grant. The Compensation Committee also believed that time-vesting restricted stock units would provide strong incentive for employees to remain committed to the Company during the implementation of the Spinoff.

Discontinuing Excess Benefit Agreement and Home Security Expense Reimbursement

To align with market trends, the Company discontinued the use of Excess Benefit Agreements under the Supplemental Pension Plan of the Company in 2014. Any existing agreements were grandfathered.

In addition, as of the Spinoff, the Company no longer pays for executive home security.

While certain modifications to our compensation programs described in this Proxy Statement were made to account for the Spinoff, the Compensation Committee determined that no other changes to the programs for 2014 were necessary based on the results of the 2013 advisory “say-on-pay” vote at our 2013 Annual Meeting of Shareholders, with over 87% of the votes cast approving the compensation for our NEOs.

Key 2014 Compensation Decisions (see page 33 for details)

Compensation decisions made at the start of 2014, including base salary adjustments and long-term incentive grants, took into account the significant changes planned due to the Spinoff. Following the Spinoff, executive compensation programs were re-evaluated based on both market practice and business strategy. The compensation decisions outlined below demonstrate both the changing structure of the Company and our strong, sustained commitment to paying for performance.

Base Salary

—  CEO: Mr. Griffith did not receive a base salary increase in 2014. Mr. Kyle received a base salary increase of 14% in March 2014 and another increase of 13% in May 2014 in connection with his promotion to CEO.

—  Other NEOs: Mr. Fracassa received a base salary increase of 46% in March 2014 in connection with his promotion to Chief Financial Officer, and Mr. Coughlin received an increase of 3%, which was commensurate with other senior executives and reflected the market for executive salary increases in 2014. None of the other NEOs received a base salary increase in 2014.

Annual Incentive

Based on 2014 performance, the Annual Performance Award (“APA”) was paid at 118% of target for Mr. Griffith and Mr. Eisenberg (reflecting performance for the first six months of 2014), and approximately 100% of target for Mr. Kyle and the other NEOs, reflecting above-target EBIT performance for the first half of 2014 and below-target performance on EBIT and working capital as a percentage of sales for the second half of 2014.

See the “Annual Incentive” section on page 33 for additional details.

Long-Term Incentives

Prior to 2014, the Company’s long-term incentive awards consisted of a combination of non-qualified stock options and strategic performance shares (performance-based restricted stock units). Due to the Spinoff, we suspended strategic performance share grants and utilized time-vesting restricted stock units for the February 2014 grant. Compensation decisions made during 2014 reflect both new long-term incentive grants as well as closing out performance awards made prior to 2014.

In February 2014, the NEOs received target grants of non-qualified stock options and time-vesting restricted stock units, with individual grant values ranging from approximately $260,000 to $4.0 million. The process for determining these awards was consistent with the Company’s historic grant practices and Company policies.

In August 2014, Mr. Burkhart received a one-time grant of 10,000 deferred shares, which will vest after five years of continued employment, in recognition of his contributions through the Spinoff process as well as to encourage his retention.

Settlement of Prior Strategic Performance Share Awards in 2014

—   2012–2014 strategic performance share cycle: Given the Spinoff, performance for the 2012–2014 performance cycle was scored as of June 30, 2014. Based on ROIC and EPS performance for this time period, strategic performance share awards were earned at 71% of target for the 2012–2014 performance period. The value of these shares appreciated 30% between the start of the performance cycle and July 1, 2014, resulting in final award values equal to 92% of target (71% multiplied by 130%).

—  2013–2015 strategic performance share cycle: Given the Spinoff, the performance cycle for the 2013–2015 was scored as of June 30, 2014. The target number of strategic performance shares was reduced by half and earned at 78% of this reduced target for the shortened 2013–2015 performance period (see “Treatment of Equity at Spinoff” on page 25 for additional details). The value of these shares appreciated 20% between the start of the performance cycle and July 1, 2014, resulting in final award values equal to 94% of the reduced target (78% multiplied by 120%). In August 2014, the NEOs received a replacement grant for the second half of the 2013–2015 cycle, with targeted values ranging from approximately $80,000 to $830,000.

2015 Program Updates

Long-Term Incentive Plan Changes

In 2015, the Company will offer only equity-based awards as part of its long-term incentive plan. In addition to stock options, both performance-based and time-vesting restricted stock unit grants will be made to reward executives for attainment of specified medium-term corporate performance goals and provide strong alignment between the interests of Company executives and shareholders. As stated above, the Company temporarily suspended strategic performance share grants in 2014 due to the pending Spinoff.

Annual Performance Award Metrics

For 2015, APA plan payouts will be determined by corporate EBIT (weighted at 80% of the total target APA opportunity) and working capital as a percentage of sales (weighted at 20%). This approach places a significant emphasis on corporate performance and reflects the Company’s structure following the Spinoff.

The Compensation Committee does not expect any other changes to our compensation programs for 2015 based on the results of the advisory, non-binding “say-on-pay” vote at our 2014 Annual Meeting of Shareholders with over 96% of the votes cast approving the compensation for our named executive officers.

Treatment of Equity at Spinoff

Upon the Spinoff, outstanding long-term incentive awards were treated in a manner similar to that experienced by our shareholders with respect to their common shares of the Company. More specifically, each of the awards were deemed bifurcated into two separate awards: (1) a modified award covering common shares of the Company; and (2) a new award of the same type covering TimkenSteel common shares. As a result, named executive officers, like Company shareholders, kept existing common shares of the Company and received one common share of TimkenSteel for every two common shares of the Company that they owned immediately prior to the Spinoff. Any unvested or vested but unexercised equity-based incentives held by a named executive officer immediately prior to the Spinoff were treated in a similar manner. See “Long-Term Incentive Award Bifurcation” on page 38 for additional details.

In addition to the bifurcation of then-currently held common shares, stock options, restricted stock units and restricted shares, the 2012-2014 strategic performance share award was scored upon the Spinoff based on results at that time—six months sooner than the full three-year performance cycle—and the award was paid out on the normal schedule following the three-year timeline.

The 2013-2015 strategic performance share measurement cycle also ended June 30, 2014, half way through the originally intended performance cycle. Performance for the first 18 months of the 2013–2015 performance cycle was scored as of June 30, 2014 and the earned amount, which was based on one-half of the original target number of strategic performance shares, will be paid in early 2016.

In August 2014, the NEOs received a replacement grant for the second half of the 2013–2015 cycle, with targeted values ranging from approximately $80,000 to $830,000. This replacement grant covers the performance period from July 1, 2014 through December 31, 2015.

Impact of the Truncated 2013 Long-Term Incentive Grant on 2014 Summary Compensation Table

As described above, the original target award value of the 2013 strategic performance share grant was reduced by half, reflecting the truncated performance period, and a new grant was made in August 2014 to replace the lost target opportunity of the original 2013 grant. The total target value of the truncated 2013 award and the August 2014 award was intended to equal the value of the original 2013–2015 award plus additional value in certain cases to reflect a change in role and responsibilities. What we must report in this Proxy Statement doesn’t take into account the portion that was lost due to the truncated 2013-2015 performance cycle.

Due to proxy disclosure rules, we are required to show the following in the 2014 Summary Compensation Table on page 45:

—	In the 2013 row: The regular annual long-term incentive grant, which includes the full value of the strategic performance share grant awarded in February 2013 for the 2013–2015 performance cycle (only the first half of this grant will be paid out due to the truncated performance cycle resulting from the Spinoff); and

—	In the 2014 row: The regular annual long-term incentive grant and the value of the replacement grant due to the bifurcation of the 2013–2015 strategic performance share award to cover the second half of the three-year grant.

The Company is reporting for 2013 the full value of the full-cycle 2013 grant even though one-half of this grant was subsequently cancelled, and for 2014 the regular annual long-term incentive grant plus the value of the half-cycle grant made in August 2014 in replacement of the portion of the 2013 grant that was cancelled. As a result, the Stock Awards value in the 2014 Summary Compensation Table appears significantly higher in 2014 than it did in 2013.

CEO Pay At-A-Glance

As previously noted, Mr. Kyle was named CEO of the Company in May 2014, succeeding Mr. Griffith, who retired from the Company as of June 30, 2014. The Compensation Committee took into account the planned succession process, and the circumstances of the Spinoff, when determining appropriate 2014 compensation targets and incentive awards for Messrs. Griffith and Kyle.

Elements of our executive total rewards consist of base salary, annual incentives and long-term incentives that include restricted stock units, stock options, retirement income programs and other benefits.

Target pay for 2014 positioned Mr. Griffith’s target total direct compensation (base salary, target annual incentives and target long-term incentive grants) well below the competitive 50th percentile as a result of his planned retirement, and Mr. Kyle’s total direct compensation at the competitive 50th percentile as described below under “Determining Compensation for 2014” on page 30. The Compensation Committee determined that the appropriate total direct compensation was $4,409,000 for Mr. Griffith and $6,140,000 for Mr. Kyle. The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. In addition, the Compensation Committee also recognized the importance of a seamless transition between Messrs. Griffith and Kyle, especially through the Spinoff process. See “Determining Compensation for 2014” on page 30 for additional details.

Benchmarking Our 2014 Executive Compensation Program

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations relative to base salaries, annual incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company periodically reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies in a range of industries. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets.

In 2014, the Company used information regarding the pay practices of companies in these databases with revenues of between $3 million and $6 million. Specifically, the Company used the Towers Watson Executive Compensation Database. The compensation data, and not the identity of the individual companies participating in the surveys for this database, was the most significant factor considered by the Compensation Committee with respect to its 2014 executive compensation decisions for our NEOs both prior to and following the Spinoff.

The Company believes that revenue is an appropriate indicator of the size and complexity of an organization, which should be reflected in determining compensation levels. Furthermore, the Company views general industrial companies of comparable size as the relevant market for the Company’s senior executive talent.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other named executive officers.

Pay-for-performance is one of the four principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results.

The Company uses a balance of short-, medium- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2014 consisted of base salary, annual incentives, long-term incentives including stock options and restricted stock units, retirement income programs and other benefits. Our compensation programs are designed to link pay and performance.

The Company’s Approach to Rewarding Performance

Annual Incentive

—	Reward achievement of short-term individual and corporate performance goals

Time-Vesting Restricted Stock Units and Stock Options

—	Reward long-term value creation

—	Reinforce ownership in the Company

—	Support retention of executives

Strategic Performance Shares

—	Reward long-term financial results that drive value creation

—	Reinforce ownership in the Company

—	Program Design: 75% of the total direct compensation delivered to Mr. Griffith, 85% delivered to Mr. Kyle and between 66%-78% delivered to the other NEOs is comprised of incentive-based pay.

—	Performance Assessment: Our Compensation Committee uses a comprehensive and well-defined process to assess Company performance. We believe our metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation programs for executives are designed to link compensation with the full spectrum of our business goals, some of which are short-term, while others take several years or more to achieve:

	Short-Term (Cash) Annual Incentive	Long-Term (Equity/Cash) Strategic Performance Shares	Long-Term (Equity) Restricted Stock Units (time- vesting)	Long-Term (Equity) Nonqualified Stock Options

Objective	Short-term operational business priorities	Medium-term strategic financial goals	Long-term shareholder value creation	Long-term shareholder value creation

Time Horizon	1 Year	3 Years	3 Years	10 Years

Pre-Spinoff 2014 Metrics	70% Corporate EBIT 15% Working capital as a percentage of sales 15% Customer service/new business sales ratio	50% EPS 50% ROIC Continued employment Stock price	Continued employment Stock price	Continued employment Stock price

Post-Spinoff 2014 Metrics	85% Corporate EBIT 15% Working capital as a percentage of sales	100% EPS Stock price	Continued employment Stock price	Continued employment Stock price

Other key features of our executive compensation program include:

—	Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives to those of our shareholders.

—	Clawback provisions: The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

—	Other practices: In recent years, the Company eliminated gross-ups on perquisites and added double-trigger vesting requirements to “change in control” provisions in severance agreements and equity grants. Double-trigger vesting requirements generally require a qualifying termination of employment within a specific period of time after a change in control before severance is paid or equity awards vest in connection with the change in control. We also eliminated excise tax gross-ups for new participants in our executive compensation program. In 2014, the Company discontinued the use of Excess Benefit Agreements under the Supplemental Pension Plan of the Company but grandfathered any existing agreements.

Consideration of 2014 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting. In 2014, over 96% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2014 Annual Meeting of Shareholders. Based on this vote, as well as other input from conversations held with investors during the course of 2014, the Compensation Committee determined that no changes to our compensation programs were warranted as a result of the shareholder advisory vote.

Determining Compensation for 2014

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As part of this process, the Compensation Committee reviews all the components of compensation for the NEOs and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position, and make adjustments to a particular element of an executive’s compensation.

In establishing and reviewing the Company’s compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target APA opportunities and long-term incentive grants for the Company’s NEOs. The amount of past compensation realized or potentially realizable has not directly impacted the level at which current and long-term pay opportunities have been set, though the Compensation Committee does consider this information in its deliberations.

In the course of this analysis and development of proposed total compensation packages, Towers Watson, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses their findings with the Compensation Committee.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and Towers Watson, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for NEOs.

As part of this process, the Company also compares each element of compensation provided to its NEOs to market data and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual incentives and long-term incentive grants) is also evaluated in relation to the total compensation of comparable positions derived from the general market data as well as internal equity considerations.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent members of the Board during executive session.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of Towers Watson, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. Towers Watson also directly provides the Compensation Committee with market data, which the Compensation Committee references when determining compensation for executive officers.

In 2014, Towers Watson’s primary areas of assistance were:

—	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

—	Assisting with various executive compensation issues related to the Spinoff;

—	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;

—	Attending and participating in meetings with the Compensation Committee, as well as briefings with the committee chairperson and management prior to meetings; and

—	Reviewing with management and the Compensation Committee materials to be used in the Company’s Proxy Statement.

The Compensation Committee has authorized Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, Towers Watson to ensure executive compensation consulting independence. The process includes a review of the services Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year. During fiscal 2014, Towers Watson was paid $355,000 for executive compensation advice and $4,856,000 for actuarial and other services to us and our benefit plans. Of the $4,856,000 in fees incurred in 2014 for actuarial and other services to us and our benefit plans, approximately: (a) $1,100,000 related to the Spinoff; (b) $750,000 was for one-time implementation costs related to outsourcing pension administrative services to Towers Watson; and (c) $575,000 related to the administration of lump-sum pension distributions made to eligible former employees of the Company. The Compensation Committee has also considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Towers Watson. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Towers Watson.

Elements of the Executive Compensation Program

Key Elements of Our 2014 Total Rewards Program

	Link to Program Objectives	Type of Compensation	Key Features

Base Salary	Compensation Committee considers base salaries paid by companies for comparable roles in general industry and uses the 50th percentile as a guideline, offering market competitive fixed compensation.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.

Annual Incentive	A cash-based award that encourages executives to focus on specific corporate performance goals.	Cash	Target opportunity is set as a percentage of base salary and is granted only if threshold performance levels are met.

Long-Term Incentive: Nonqualified Stock Options	Helps ensure that executive pay is directly linked to the achievement of the Company’s long-term objectives and promotes retention.	Long-Term Equity	Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.

Long-Term Incentive: Strategic Performance Shares

Links compensation of executives to the building of long-term shareholder value, balances short-term operating focus, and aligns the long-term financial interests of executive management with those of our shareholders.

		Long-Term Equity	Performance-based restricted stock units designed to reward executives for attainment of specified medium-term corporate performance goals; value is linked to stock price.

Long-Term Incentive: Time-vesting Restricted Stock Units	Rewards long-term shareholder value creation and promotes retention.	Long-Term Equity	Three-year time vesting promotes retention and enhances executive stock ownership; value is linked to stock price.

Retirement Benefits	Critical element of a total rewards program that helps attract and retain executive talent.	Benefit	NEOs receive retirement benefits through several plans: — Qualified and nonqualified defined contribution plans; — Qualified and nonqualified defined benefit plans; and — Deferred compensation plan.

Other Benefits	Keeps program competitive and provides protection for executives, where warranted.	Benefit	Perquisites are limited in amount and use.

Employment and Change of Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance.	Benefit	Agreements protect the Company and the NEOs from risks by providing: — Economic stability; — Death or disability payments; and — Payments and benefits in the event of a change in control.

Analysis of 2014 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers as a guideline the 50th percentile of the general industry data for comparable roles.

2014 Base Salary Decisions

—	CEO: Mr. Griffith did not receive a base salary increase in 2014. Mr. Kyle received a base salary increase of 14% in March 2014 and another increase of 13% in May 2014 in connection with his promotion to CEO.

—	Other NEOs: Mr. Fracassa received a base salary increase of 46% in March 2014 in connection with his promotion to Chief Financial Officer, and Mr. Coughlin received an increase of 3%, which was commensurate with other senior executives and reflected the market for executive salary increases in 2014. None of the other NEOs received a base salary increase in 2014.

Annual Incentive

The Company’s annual incentive provides the NEOs with the opportunity to earn rewards based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals in the current year. For all NEOs, except Mr. Mihaila, the 2014 annual incentive was delivered through the Senior Executive Management Performance Plan (“SEMPP”). Mr. Mihaila’s 2014 annual incentive was delivered through the APA, the Company-wide annual incentive plan described below. Beginning in 2015, Mr. Mihaila’s annual incentive will be delivered through the SEMPP.

Our SEMPP permits us to grant awards that may comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In order for amounts earned under this plan to qualify as “performance-based,” the Compensation Committee can exercise discretion only to reduce an award. As a result, performance at target levels results in the plan being funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards for the NEOs that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.

In 2014, the Company used corporate EBIT (calculated to exclude the effects of acquisitions and divestitures above $50 million in size, changes in tax laws or accounting principles, and non-cash charges and impairments) as the performance measure for funding the SEMPP. Funding was set at 260% for corporate EBIT at or above $100 million, and at 0% for corporate EBIT below $100 million. The SEMPP provided Mr. Griffith and Mr. Kyle, as CEO, a target award opportunity of 120% of base salary and the other NEOs a target award opportunity ranging from 45% to 75% of base salary. Target award opportunity levels were determined based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure under the plan and the extent to which the Compensation Committee uses discretion to reduce the awards.

Due to the Spinoff, for salaried employees other than the participants in the SEMPP, two six-month Company-wide annual incentive plans were put in place in 2014 — one prior to the Spinoff based on Company performance from January 1 to June 30, and another following the Spinoff based on the performance of continuing operations from July 1 to December 31.

Linking Compensation to Performance

The Compensation Committee established corporate EBIT as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value.

Aligning Executive Annual Incentives with Company-wide Annual Performance Award Incentive Plan

Like other salaried Company employees, our NEOs have the opportunity to receive an annual incentive award for meeting and exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the plan NEOs participate in, the payouts from this plan take into account payouts associated with the APA plan that covers other salaried employees. In 2014, there were two APA plans in place due to the Spinoff, one based on Company performance from January 1 to June 30, and another based on the performance of continuing operations of the Company from July 1 to December 31. APA payouts are determined by the following factors:

—	Corporate performance (measured by EBIT, calculated in the same manner as the SEMPP);
—	Business unit or corporate center performance (measured by working capital as a percentage of sales and, for the 2014 pre-spin plan only, customer service/new business sales ratio); and
—	Individual performance.

In 2014, performance goals for the APA plan in place from January 1 to June 30 were set at the start of the year, and goals for the performance period covering the second half of the year were set in August. In addition to the performance measures outlined by the SEMPP, achievement of the APA goals is a factor the Compensation Committee considers when determining an NEO’s annual incentive payout. A summary of 2014 APA performance and calculated payouts for both the pre- and post-Spinoff plans is shown in the following section.

2014 Annual Performance Award Decisions

The calculated corporate EBIT was significantly higher than the $100 million target for the SEMPP, resulting in the SEMPP being eligible for funding at 260%. The Compensation Committee determined the actual annual incentive award for each NEO under the SEMPP should be based on the calculated award, as a percentage of target opportunity, under the APA plan for other management-level employees (detailed in the charts below). As a result, the Compensation Committee exercised negative discretion to reduce the named executive officers’ awards to be in line with the broad-based APA plan.

The calculated award for the 2014 pre-Spinoff APA plan was 118% for corporate participants. The calculated award for the 2014 post-Spinoff APA plan was 82%. Accordingly, the 2014 cash award payout equaled 118% of the target opportunity for Mr. Griffith and Mr. Eisenberg (reflecting performance for the first six months of 2014), and approximately 100% of target for Mr. Kyle and the other NEOs.

The following charts show performance targets, actual performance levels and actual payouts for the 2014 pre- and post-Spinoff APA plans:

Weighting	70%	15%	15%	70%	15%	15%	70%	15%	15%
Performance Target	$195M	28.4%	92%	$195M	21.8%	33.4%	$195M	*	*
Actual Result	$213M	29.3%	91%	$213M	19.2%	31.5%	$213M	*	*

*Weighted average (based on sales) of Bearings & Power Transmission business and Steel business results.

Weighting	85%	15%
Target Performance	$200M	26.4%
Actual Result	$184M	28.5%

Long-Term Incentives

The Compensation Committee administers the Long-Term Incentive Plan, which was approved by our shareholders. Awards under the Long-Term Incentive Plan can be made in the form of common shares, nonqualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. In 2014, the Company granted to its executive officers:

—	Nonqualified stock options that vest 25% per year over four years and are intended to provide value to the holder only if shareholders receive additional value after the date of grant;

—	Time-vesting restricted stock units that vest at the end of a three-year period and provide strong alignment between the interests of Company executives and shareholders;

—	Deferred shares that vest after five years of continued employment (only Mr. Burkhart was awarded a grant of deferred shares in 2014, which he received in recognition of his contributions through the Spinoff process as well as to encourage his retention); and

—	Strategic performance shares, which are performance-based restricted stock units that align executives’ long-term financial interests with those of our shareholders and link compensation to building long-term shareholder value. Strategic performance shares were not part of the regular annual grant cycle, but rather were granted in August 2014 covering the period between July 1, 2014 and December 31, 2015 to replace the lost value associated with the 2013–2015 strategic performance share award that was truncated on June 30, 2014. See “Outstanding Strategic Performance Share Awards” on page 40 for additional details on the replacement grant.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or price of its common shares. In the case of stock options, the recipient recognizes value only to the extent that the stock price rises above the market price of the stock at the time the option is granted. For time-vesting restricted stock units and deferred shares, the value of the grant is directly linked to the stock price, and the value of strategic performance shares is tied to both the Company’s stock price and the achievement of challenging financial objectives.

In each case described above, an executive must generally remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types is based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the grants (to reward attainment of multi-year performance goals, provide value tied to stock price appreciation and foster stock ownership).

2014 Long-Term Incentive Decisions

For the grants made in 2014, the target value to be delivered in stock options and restricted stock units was 200% of the base salary midpoint for Mr. Griffith (pro-rated to reflect his mid-year retirement), 400% of the base salary midpoint for Mr. Timken and Mr. Kyle, and between 95% and 215% of the base salary midpoint for the other NEOs. The allocation percentage between stock options and restricted stock units was 60/40 for Mr. Griffith, Mr. Timken and Mr. Kyle, 40/60 for Mr. Mihaila and 50/50 for the other NEOs.

Driving Shareholder Return

Long-term incentive grants are intended to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders. The Company’s total shareholder return for 2014 was 10%.

The target value for each grant is converted to a number of shares or options based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average price over the five trading days immediately preceding the grant date in determining the number of shares granted in 2014.

The Compensation Committee typically makes long-term incentive grants at the first regularly scheduled meeting of each year, when the Compensation Committee determines all elements of the NEOs’ compensation for the year. Board and Compensation Committee meetings are generally scheduled at least a year in advance. In 2014, additional grants of strategic performance shares were made in August due to the mid-year Spinoff and the truncated 2013–2015 strategic performance share performance cycle.

Stock Options

In 2014, our key employees (including the NEOs) received nonqualified stock options that:

—	Have an exercise price equal to the opening price of the stock on the date of grant;
—	Will vest over a four-year period in equal amounts each year; and
—	Will expire ten years after the date of grant.

The Compensation Committee believes that these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the stock price on the date of exercise exceeds the exercise price on the grant date. They are only an effective element of compensation and retention, however, if the stock price grows over the term of the award. For information about the specific number of stock options awarded in 2014 to each of the NEOs, see the 2014 Grants of Plan-Based Awards Table on page 47.

Under accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options become vested.

Time-Vesting Restricted Stock Units

Time-vesting restricted stock units are issued as shares upon completion of a three-year vesting schedule. In 2014, time-vesting restricted stock units were granted in lieu of the strategic performance share grants the Company offered in prior years. This was done in light of the Spinoff, as strategic performance share payouts are based on future Company EPS, ROIC and share price results over the coming three-year period. For information about the specific number of time-vesting restricted stock units awarded in 2014 to each of the NEOs, see the 2014 Grants of Plan-Based Awards Table.

Under accounting rules, the fair value of the time-vesting restricted stock units on the grant date is expensed over the vesting period in the year the shares become vested.

Deferred Shares

Mr. Burkhart received a one-time grant of 10,000 deferred shares, which will vest after five years of continued employment. The Compensation Committee determined that the size and type of this grant was appropriate to recognize Mr. Burkhart’s significant contributions during the Spinoff process and to encourage his retention.

Under the accounting rules, the grant date fair value is expensed over the service/vesting period. Mr. Burkhart is taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.

Long-Term Incentive Award Bifurcation

Upon the Spinoff, common shares of the Company, as well as outstanding restricted stock unit, restricted share, deferred share and performance share awards, were bifurcated such that our equity was split into shares of both the Company and TimkenSteel. As a result, named executive officers, like Company shareholders, kept existing Company shares and received one common share of TimkenSteel for every two common shares of the Company that they owned (a 1:2 distribution ratio). Any unvested or vested but unexercised equity-based incentives held by a named executive officer as of the Spinoff were treated in a similar manner. Pre- and post-spin equity awards were intended to provide comparable value.

The examples below show the methodology used to determine the number of shares and stock options the named executive officers held in each company post-Spinoff and were calculated using a pre-Spinoff Company stock price of $67.44, a post-Spinoff Company stock price of $48.60, and a post-Spinoff TimkenSteel stock price of $40.46. For stock options, the exercise price was adjusted using the original exercise price and the average of the high and low stock prices on both June 30 and July 1, 2014. The exercise price of each adjusted Company stock option was calculated by multiplying the original Company stock option exercise price by approximately 72.06%. The exercise price of each TimkenSteel stock option was calculated by multiplying the original Company stock option exercise price by approximately 60%. These adjustments were designed so that each participant’s aggregate value was generally preserved.

Example Stock Option Calculation:

Example Share Calculation:

Outstanding Strategic Performance Share Awards

During 2014, there were two outstanding strategic performance share cycle awards:

—	2012 – 2014
—	2013 – 2015

As previously noted, no three-year strategic performance share cycles were granted in February 2014 due to the Spinoff.

Due to the challenges associated with tracking performance of metrics used with strategic performance shares post-Spinoff, the Compensation Committee approved scoring the outstanding performance shares as of the Spinoff. As a result, strategic performance shares were not bifurcated. Instead, performance under the applicable metrics was determined by the Compensation Committee as of the Spinoff and earned awards will be settled in cash at the time the award would have otherwise been settled. The active 2012–2014 strategic performance share cycle was approximately 5/6 complete upon the Spinoff and the awards were determined to be earned and were paid in cash in March 2015, with TimkenSteel responsible for payouts to the employees of the steel business and the Company responsible for payouts to the employees of the continuing operations of the Company.

The original 2012–2014 strategic performance share performance targets were adjusted to reflect the impact of the Spinoff, as explained on below. The following table shows these adjusted target levels of performance for 2012–2014 strategic performance shares and the actual performance achieved. Actual performance was calculated excluding discontinued operations, non-cash charges and impairments, changes in other comprehensive income and amounts received under the U.S. Continued Dumping and Subsidy Offset Act, Based on this performance, 71% of the original number of target strategic performance shares was earned. The value of these shares appreciated 30% between the start of the performance cycle and July 1, 2014, resulting in final award values equal to 92% of target (71% multiplied by 130%).

	Threshold	Target	Maximum	Actual
Average ROIC	10.2%	18.4%	19.4%	14.0%
Cumulative EPS	$7.37	$13.51	$15.64	$9.64
	é	é	é	é
Plan Funding	50%	100%	150%	71%

The 2013–2015 strategic performance share cycle was half complete as of the Spinoff. Performance targets were also adjusted for this cycle to reflect the impact of the Spinoff on the Company’s financial results, as explained below. Adjusted targets and actual results for the first half of the cycle are summarized in the following table. Actual performance was calculated excluding discontinued operations, non-cash charges and impairments, changes in other comprehensive income and amounts received under the U.S. Continued Dumping and Subsidy Offset Act. The original target number of strategic performance shares granted under the 2013–2015 cycle was cut in half to reflect the fact the award was scored halfway through the performance period. Based on performance for the first half of the cycle, 78% of the reduced number of target strategic performance shares was earned. The value of these shares appreciated 20% between the start of the performance cycle and July 1, 2014, resulting in final award values equal to 94% of the reduced target (78% multiplied by 120%).

	Threshold	Target	Maximum	Actual
Average ROIC	9.6%	14.4%	15.4%	12.3%
Cumulative EPS	$3.76	$6.17	$6.90	$5.15
	é	é	é	é
Plan Funding	50%	100%	150%	78%

Calculating Adjusted Strategic Performance Share Performance Targets

For the 2012–2014 performance cycle, target EPS was reduced to exclude half of the 2014 earnings included in the original calculation in recognition of the truncated performance period and target ROIC was recalculated to reflect the average of the original years 2012, 2013 and an adjusted year 2014 ROIC. This adjusted 2014 ROIC was based on a half-year of earnings for the numerator and the impact of a half-year of earnings in the average capital value for the denominator. The adjusted EPS and ROIC metrics were set as the target payout and the threshold and maximum values were recalculated by maintaining the ratios to target from the original plan.

The same methodology was used to calculate adjusted targets for the first half of the 2013–2015 performance cycle, with 2015 earnings excluded entirely for both EPS and ROIC.

A new strategic performance share grant was made to account for the lost value associated with the truncated 2013–2015 strategic performance share award, with shares granted in August 2014, as illustrated below and shown in the 2014 Grants of Plan-Based Awards Table. Both halves of the cycle will pay out in March 2016.

The chart below summarizes the performance targets for the August 2014 replacement grant. As shown in the chart, vesting of these awards is based entirely on the achievement of defined cumulative EPS targets. While ROIC continues to be an important performance metric for the Company, it was difficult to establish appropriate capital standards for the basis of the calculation at the time the performance goals were set.

	Threshold	Target	Maximum
Cumulative EPS	$3.46	$4.46	$5.46
	é	é	é
Plan Funding	50%	100%	150%

Retirement Income Programs

The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides non-qualified retirement income through two types of plans:

The Company’s retirement income programs support an important part of our executive compensation program objectives: retention.

—

Nonqualified defined contribution plans provide for after-tax savings based on Company matching contributions and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the NEOs participate is the Post-Tax Savings Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Code. This program is open to all Company employees affected by the limitations imposed by the Code.

—	Nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The NEOs participate in a nonqualified defined benefit plan called the Supplemental Pension Plan of the Company. There are two components to this plan:

(1)	A restoration portion, which is intended to restore benefits that would be provided under the qualified defined benefit plans were it not for limits on benefits and compensation imposed by the Code. This program is open to all Company employees (including the NEOs) participating in our broad-based defined benefit plan who are affected by the limitations imposed by the Code.

(2)	Individual Employee Excess Benefits Agreements (EBAs) for executive officers, which provide for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. Each of the NEOs has an EBA. To align with market trends, in 2014 the Company made a decision to limit future participation in the EBA program to those who are already participants.

Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increases. Pension values are also influenced by external factors such as the current environment of low interest rates, which have caused pension values to increase. See “Pension Benefits” on page 52.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred Compensation

The Company maintains a Deferred Compensation Plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and Company matching contributions that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or common shares (other than restricted shares or options) until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the NEOs earned “above-market” interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.

The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Other Benefits

The Company’s executive officers, including all of the NEOs, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs.

The NEOs may also receive certain perquisites including term life insurance coverage (although this program is closed to new entrants), financial counseling and tax preparation assistance and access to corporate country club memberships (although personal expenses are not reimbursed). For the first half of 2014, the Company paid for home security for the NEOs; however, this benefit was discontinued as of the Spinoff. The value of these benefits is reflected in the All Other Compensation column in the 2014 Summary Compensation Table.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control through severance agreements with individual executives. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure

The Company believes that providing for income continuity results in greater management stability and lower unwanted management turnover.
some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by Towers Watson. Severance pay was established as a multiple of base salary and actual annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee, although the Compensation Committee periodically reviews “tally sheets” that show the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios Table on page 58.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. These guidelines establish the following specific ownership target for each of the NEOs:

—  Mr. Kyle – 100,000 shares

—  Mr. Fracassa – 35,000 shares

—  Mr.  Coughlin – 35,000 shares

—  Mr. Burkhart – 25,000 shares

—  Mr.  Mihaila – 11,000 shares

Linking Compensation to Stock Performance

Guidelines tie the compensation of the NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holding. As of December 31, 2014, the NEOs all met or exceeded their ownership targets.

The Company considers all shares owned by the executive, including deferred shares, restricted shares, performance shares and restricted stock units (stock settled) still subject to forfeiture, but not shares that are subject to unexercised options, in determining whether the executive has met the ownership targets. As of December 31, 2014, all NEOs had met or exceeded their ownership targets.

Anti-Hedging/Pledging Policies

The Company has a formal policy that prohibits pledging Company stock or hedging the economic risk related to such stock ownership.

Clawback Provisions

The Company maintains specific provisions regarding the recovery of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax Accounting Rules and Regulations

The Company analyzes the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for performance-based compensation is not subject to that deduction limitation. The Company has considered the impact of Section 162(m) of the Code by obtaining shareholder approval of the SEMPP and the Long-Term Incentive Plan. In addition, it may structure certain grants under the Long-Term Incentive Plan as performance-based compensation.

The Compensation Committee considers the deductibility of compensation and benefits for federal income tax purposes, along with other relevant factors, when determining executive compensation practices. While the Compensation Committee may take action from time to time to design certain elements of the NEOs’ compensation to meet the requirements for qualified performance-based compensation and limit the impact of Section 162(m) of the Code, the Compensation Committee also believes that tax deductibility is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract, motivate and help retain executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

EXECUTIVE COMPENSATION

2014 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation for our named executive officers for 2014:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard G. Kyle President & CEO	2014	$850,000	$2,487,278	$2,677,778	$1,007,559	$1,062,000	$80,394	$8,165,009
	2013	$566,693	$607,716	$658,504	$792,519	$140,000	$94,856	$2,860,288
	2012	$464,020	$1,430,720	$560,156	$702,000	$479,000	$93,479	$3,729,375
Philip D. Fracassa Executive Vice President, Chief Financial Officer	2014	$417,067	$667,982	$482,599	$273,737	$703,000	$48,645	$2,593,030
Christopher A. Coughlin Executive Vice President, Group President	2014	$512,541	$1,137,963	$893,424	$383,454	$1,349,000	$41,745	$4,318,127
	2013	$500,040	$607,716	$658,504	$695,051	$58,000	$55,977	$2,575,288
	2012	$464,020	$1,430,720	$560,156	$756,000	$1,202,000	$52,498	$4,465,394
William R. Burkhart Executive Vice President, General Counsel and Secretary	2014	$455,100	$971,636	$407,997	$318,062	$834,000	$73,730	$3,060,525
J. Ted Mihaila Senior Vice President & Controller	2014	$282,000	$279,004	$148,230	$126,698	$586,000	$21,997	$1,443,929
James W. Griffith Former President and CEO	2014	$547,500	$805,110	$1,549,080	$774,366	$2,834,000	$95,929	$6,605,985
	2013	$1,095,000	$1,648,711	$2,482,218	$2,400,021	$364,000	$147,301	$8,137,251
	2012	$1,090,000	$1,552,800	$2,411,664	$3,132,184	$4,601,000	$189,694	$12,977,342
Ward J. Timken, Jr. Former Chairman - Board of Directors	2014	$432,600	$1,421,790	$2,469,233	$611,856	$706,000	$120,156	$5,761,635
	2013	$865,200	$1,316,718	$1,986,202	$1,896,472	$0	$198,393	$6,262,985
	2012	$861,000	$1,242,240	$1,928,476	$2,474,649	$2,253,000	$213,957	$8,973,322
Glenn A. Eisenberg Former Executive Vice President - Finance and Administration	2014	$160,500	$0	$22,242	$141,879	$2,357,000	$1,738,842	$4,420,463
	2013	$642,000	$607,716	$611,468	$933,217	$0	$119,738	$2,914,139
	2012	$638,840	$595,240	$617,882	$1,348,005	$1,689,000	$133,173	$5,022,140

(1)	The amounts shown in this column for 2014 include the grant date fair market value of time-vesting restricted stock units granted in 2014. See the description of time-vesting restricted stock units on page 38. Additionally, for 2014, this column includes the grant date fair market value of the strategic performance share replacement grant for the second half of the 2013-2015 performance cycle for Mr. Kyle, Mr. Fracassa, Mr. Coughlin, Mr. Burkhart, and Mr. Mihaila. See the description of the strategic performance share replacement grant on page 25. Should performance equal or exceed the maximum goals for the strategic performance share replacement grant, the grant date fair market value for such awards would be: Mr. Kyle - $1,212,806; Mr. Fracassa - $325,338; Mr. Coughlin - $473,585; Mr. Burkhart - $221,364; and Mr. Mihaila - $118,732.

For Mr. Burkhart, the amount shown in this column also includes the grant date fair value of a one-time grant of 10,000 deferred shares made to Mr. Burkhart on August 4, 2014. These shares vest in full on August 4, 2019, contingent on continued employment with the Company.

The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(2)

The amounts shown in this column for 2014 represent the grant date fair value of nonqualified stock options granted in 2014 (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 12 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Also included in this column is the incremental accounting expense associated with the modification of the original Company grant in connection with the Spinoff, as further described in the 2014 Grants of Plan-Based Awards Table and footnotes on page 47.

(3)	The amounts shown in this column for 2014 represent cash awards under the annual incentive plan for 2014 performance. For Mr. Timken, this amount will be paid by TimkenSteel.

(4)	The amounts shown in this column for 2014 represent the difference between the accumulated benefit amounts shown in the 2014 Pension Benefits Table on page 54 as of December 31, 2014 and those amounts calculated as of December 31, 2013. See the discussion of Pension Benefits on page 52 for a description of how the amounts as of December 31, 2014 were calculated. The amounts as of December 31, 2013 were calculated in the same manner as the December 31, 2014 amounts, except that a discount rate of 5.02% and the RP-2000 Mortality Table were used for the 2013 amounts (compared to a discount rate of 4.2% and the RP-2014 Mortality Table for the 2014 amounts). The changes in the discount rate and the mortality table for the 2014 amounts resulted in a significant increase in the current value of the pension benefits. For 2014, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans), except for Mr. Griffith and Mr. Eisenberg as described on page 54. A measurement date of December 31, 2014 was used for all NEO’s, except for Mr. Timken as described on page 54.

(5)	The amounts shown in this column for 2014 are broken down in detail in the following table:

Name	Annual Company Contribution to SIP Plan and Core DC Program (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Financial Planning Reimburse- ment	Home Security (c)	Personal Use of Company Country Club Member- ships (d)	Spousal Travel (e)	Tax Gross-Ups (f)	Other (g)
Richard G. Kyle	$20,800	$51,371	$1,585	$870	$0	$2,947	$1,651	$0	$1,170
Philip D. Fracassa	$19,500	$20,673	$2,388	$5,000	$192	$0	$437	$0	$455
Christopher A. Coughlin	$11,700	$26,549	$0	$0	$192	$714	$1,345	$0	$1,245
William R. Burkhart	$22,100	$40,849	$1,766	$6,850	$0	$0	$0	$0	$2,165
J. Ted Mihaila	$11,700	$6,107	$1,361	$800	$192	$0	$0	$0	$1,837
James W. Griffith	$11,700	$66,142	$0	$4,520	$0	$0	$3,455	$0	$10,112
Ward J. Timken, Jr.	$22,100	$97,322	$0	$0	$0	$0	$0	$0	$734
Glenn A. Eisenberg	$20,800	$26,541	$0	$0	$0	$0	$0	$0	$1,691,501

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for all salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Messrs. Kyle, Fracassa, Burkhart, Timken, and Eisenberg participated in the Core DC Program during 2014.

(b)	The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.

(c)	As of the Spinoff, the Company no longer will pay for executive home security expenses.

(d)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of Company-paid annual membership dues in 2014 that were used for personal use by the NEOs.

There are no incremental costs to the Company for personal use, as all such costs are borne by the NEO.

(e)	The amounts shown for spousal travel include actual and estimated incremental travel expenses when accompanying the NEO on business travel.

(f)	The Company does not provide tax gross-ups for benefits to executives.

(g)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all associates equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000. In addition, this column includes life insurance premiums in the following annual amounts, which are paid by the Company in connection with death benefit agreements for Mr. Griffith ($5,284), Mr. Eisenberg ($4,530) and Mr. Burkhart ($1,434). For Mr. Eisenberg, this column also includes a severance payment of $1,686,563 which was made in connection with his exit from the Company.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning certain grants made to our named executive officers during 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G. Kyle	02/13/2014 RSUs (1)							29,400			$1,678,740
	02/13/2014 SEMPP (2)	-	-	$2,652,000
	02/13/2014 NQSOs (3)								108,800	$57.10	$2,520,896
	6/30/2014 Incremental Expense (8)										$156,882
	08/04/2014 Perf RSUs (4)				9,040	18,080	27,120				$808,538
Philip D. Fracassa	02/13/2014 RSUs (1)							7,900			$451,090
	02/13/2014 SEMPP (2)	-	-	$726,301
	02/13/2014 NQSOs (3)								19,400	$57.10	$449,498
	6/30/2014 Incremental Expense (8)										$33,101
	08/04/2014 Perf RSUs (4)				2,425	4,850	7,275				$216,892
Christopher A. Coughlin	02/13/2014 RSUs (1)							14,400			$822,240
	02/13/2014 SEMPP (2)	-	-	$999,455
	02/13/2014 NQSOs (3)								35,400	$57.10	$820,218
	6/30/2014 Incremental Expense (8)										$73,206
	08/04/2014 Perf RSUs (4)				3,530	7,060	10,590				$315,723
William R. Burkhart	02/13/2014 RSUs (1)							6,600			$376,860
	02/13/2014 SEMPP (2)	-	-	$828,282
	02/13/2014 NQSOs (3)								16,100	$57.10	$373,037
	6/30/2014 Incremental Expense (8)										$34,960
	08/04/2014 Perf RSUs (4)				1,650	3,300	4,950				$147,576
	08/04/2014 Def Shrs (5)							10,000			$447,200
J. Ted Mihaila	02/13/2014 RSUs (1)							3,500			$199,850
	02/13/2014 APA (2)	$5,711	$126,900	$253,800
	02/13/2014 NQSOs (3)								5,800	$57.10	$134,386
	6/30/2014 Incremental Expense (8)										$13,844
	08/04/2014 Perf RSUs (4)				885	1,770	2,655				$79,154
James W. Griffith	02/13/2014 RSUs (1)							14,100			$805,110
	02/13/2014 SEMPP (2)	-	-	$1,708,200
	02/13/2014 NQSOs (3)								52,300	$57.10	$1,211,791
	6/30/2014 Incremental Expense (8)										$337,289
Ward J. Timken, Jr.	02/13/2014 RSUs (1)							24,900			$1,421,790
	02/13/2014 SEMPP (2)	-	-	$1,349,712
	02/13/2014 NQSOs (3)								92,000	$57.10	$2,131,640
	6/30/2014 Incremental Expense (8)										$337,593
Glenn A. Eisenberg	02/13/2014 SEMPP (2)	-	-	$312,975
	6/30/2014 Incremental Expense (8)										$22,242

(1)	The “RSUs” amounts shown reflect the time-vesting restricted stock units granted to each NEO in 2014 under the Long-Term Incentive Plan. See the description of time-vesting restricted stock units on page 38.

(2)	The “SEMPP” amounts shown indicate possible funding at the maximum performance level under the SEMPP for 2014. Funding for threshold and target performance levels were not established under the SEMPP for 2014 and, therefore, are not included. The SEMPP is a shareholder-approved plan in which all the NEOs participated in 2014, except for Mr. Mihaila who participated in the APA for 2014. Target payout amounts for each of the named executive officers were as follows: Mr. Kyle - $1,020,000; Mr. Fracassa - $279,347; Mr. Coughlin - $384,406; Mr. Burkhart - $318,570; Mr. Mihaila - $126,900; Mr. Griffith - $657,000; Mr. Timken - $519,120; and Mr. Eisenberg - $120,375. See the “Annual Incentive” section on page 33 for additional details. For Mr. Timken, the award will be paid by TimkenSteel.

(3)	The “NQSOs” amounts shown reflect nonqualified stock options granted in 2014. All options granted to the NEOs during 2014 were granted on February 13, 2014. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten-year term and will generally become exercisable over four years in 25% increments on the anniversary of the date of grant. See “Long-Term Incentive Award Bifurcation” on page 38 for information about the treatment of option awards upon the Spinoff.

(4)	The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the strategic performance share replacement grant for the second half of the 2013-2015 performance cycle, granted to each NEO in 2014 under the Long-Term Incentive Plan. See the description of strategic performance share replacement grant on page 25.

(5)	The “Def Shrs” amounts shown reflect a one-time grant of 10,000 deferred shares made to Mr. Burkhart on August 4, 2014 under the Long-Term Incentive Plan. These shares vest in full on August 4, 2019, contingent on continued employment with the Company.

(6)	The post-bifurcation exercise price is $41.15 as indicated in the Outstanding Equity Awards at 2014 Year-End table.

(7)	The amounts shown reflect the grant date fair market value of time-vesting restricted stock units, options, strategic performance shares and deferred shares granted in 2014, calculated in accordance with FASB ASC Topic 718. The fair market value of time-vesting restricted stock units, strategic performance shares and deferred shares is the opening price of our common shares on the date of grant multiplied by the number of shares granted. The fair market value of options is determined by using the Black-Scholes model. The amounts reflect the pre-bifurcation fair market values of options and pre-bifurcation fair market values of restricted stock units and deferred shares. See “Long-Term Incentive Award Bifurcation” on page 38 for information about the treatment of option awards and shares upon the Spinoff. Also included in this column is the incremental accounting expense associated with the modification of the original Company grants in connection with the Spinoff, as further described below.

(8)	The “Incremental Expense” amounts shown reflect the incremental accounting expense associated with the modification of the original Company grants in connection with the Spinoff, as further described below.

As discussed under “Long-Term Incentive Award Bifurcation” on page 38, in connection with the Spinoff, outstanding Company stock options, restricted stock units, restricted shares, deferred shares and performance shares were bifurcated into awards of both the Company and TimkenSteel. Each of our named executive officers was granted the TimkenSteel awards on June 30, 2014, as described in the narrative to the Outstanding Equity Awards at 2014 Year-End table below.

In particular, each named executive officer received a grant of TimkenSteel restricted stock units and TimkenSteel non-qualified stock options corresponding to the February 13, 2014 grants of Company restricted stock units and Company non-qualified stock options set forth in the table above. Each award of TimkenSteel restricted stock units and each award of TimkenSteel non-qualified stock options covered half as many TimkenSteel shares as reflected above in the “All Other Stock Awards: Number of Shares of Stock or Units” column or the “All Other Option Awards: Number of Securities Underlying Options” column, as applicable. The TimkenSteel nonqualified stock options had an exercise price of $34.26 per share, determined in accordance with the adjustment methodology described under “Long-Term Incentive Award Bifurcation” on page 38, with vesting and other terms substantially similar to those of the corresponding Company stock option. The terms of the adjusted Company stock options resulting from the Spinoff for each of the named executive officers are further disclosed below after the Outstanding Equity Awards at 2014 Fiscal Year-End table.

Our auditors have determined that there is incremental fair value only for the TimkenSteel option awards received by our named executive officers in connection with the Spinoff, and that there is no incremental fair value for either the adjusted Company option awards or the original Company stock awards, including the strategic performance shares. Consistent with SEC disclosure and reporting rules and guidance, the 2014 Grants of Plan-Based Awards table above discloses in a separate row for each named executive officer the incremental fair value for the TimkenSteel option awards received by him in connection with the Spinoff. This incremental fair value is also reported for each of the named executive officers for 2014 under the “Option Awards” column in the 2014 Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT 2014 YEAR-END

The following table sets forth information concerning unexercised Company options and stock awards that have not vested for each of our named executive officers as of December 31, 2014:

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($/share)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Richard G. Kyle	02/08/2010	4,275	0	$16.34	02/08/2020	02/08/2011	1,300	$55,484
	02/08/2011	20,700	6,900	$35.97	02/08/2021	08/06/2012	25,000	$1,067,000
	02/09/2012	13,100	13,100	$37.31	02/09/2022	02/07/2013	4,239	$285,836
	02/07/2013	7,700	23,100	$40.56	02/07/2023	02/13/2014	29,400	$1,254,792
	02/13/2014	0	108,800	$41.15	02/13/2024	08/04/2014			18,080	$771,654
Philip D. Fracassa	02/04/2008	7,500	0	$22.13	02/07/2018	02/08/2011	325	$13,871
	02/08/2010	10,000	0	$16.34	02/08/2020	08/06/2012	10,000	$426,800
	02/08/2011	4,200	1,400	$35.97	02/08/2021	02/07/2013	1,020	$68,779
	02/09/2012	3,000	3,000	$37.31	02/09/2022	02/13/2014	7,900	$337,172
	02/07/2013	1,125	3,375	$40.56	02/07/2023	08/04/2014			4,850	$206,998
	02/13/2014	0	19,400	$41.15	02/13/2024
Christopher A. Coughlin	02/08/2010	4,275	0	$16.34	02/08/2020	02/08/2011	1,300	$55,484
	02/08/2011	20,700	6,900	$35.97	02/08/2021	08/06/2012	25,000	$1,067,000
	02/09/2012	13,100	13,100	$37.31	02/09/2022	02/07/2013	4,239	$285,836
	02/07/2013	7,700	23,100	$40.56	02/07/2023	02/13/2014	14,400	$614,592
	02/13/2014	0	35,400	$41.15	02/13/2024	08/04/2014			7,060	$301,321
William R. Burkhart	02/08/2010	5,050	0	$16.34	02/08/2020	02/08/2011	725	$30,943
	02/08/2011	8,700	2,900	$35.97	02/08/2021	02/07/2013	2,120	$142,952
	02/09/2012	6,850	6,850	$37.31	02/09/2022	02/13/2014	6,600	$281,688
	02/07/2013	3,600	10,800	$40.56	02/07/2023	08/04/2014	10,000	$426,800
	02/13/2014	0	16,100	$41.15	02/13/2024	08/04/2014			3,300	$140,844
J. Ted Mihaila	02/08/2010	2,500	0	$16.34	02/08/2020	02/08/2011	350	$14,938
	02/08/2011	5,700	1,900	$35.97	02/08/2021	02/07/2013	1,138	$76,735
	02/09/2012	2,900	2,900	$37.31	02/09/2022	02/13/2014	3,500	$149,380
	02/07/2013	1,275	3,825	$40.56	02/07/2023	08/04/2014			1,770	$75,544
	02/13/2014	0	5,800	$41.15	02/13/2024
James W. Griffith	02/08/2011	99,000	33,000	$35.97	02/08/2021	02/08/2011	5,221	$222,832
	02/09/2012	56,400	56,400	$37.31	02/09/2022	02/13/2014	13,386	$571,314
	02/07/2013	29,025	87,075	$40.56	02/07/2023
	02/13/2014	0	52,300	$41.15	02/13/2024
Ward J. Timken, Jr.	02/06/2006	114,000	0	$22.29	02/06/2016	02/08/2011	4,450	$189,926
	02/05/2007	114,000	0	$21.07	02/05/2017	02/07/2013	9,184	$619,277
	02/04/2008	127,000	0	$22.13	02/04/2018	02/13/2014	24,900	$1,062,732
	02/08/2010	104,600	0	$16.34	02/08/2020
	02/08/2011	79,500	26,500	$35.97	02/08/2021
	02/09/2012	45,100	45,100	$37.31	02/09/2022
	02/07/2013	23,225	69,675	$40.56	02/07/2023
	02/13/2014	0	92,000	$41.15	02/13/2024
Glenn A. Eisenberg	02/08/2011	31,500	0	$35.97	03/31/2017
	02/09/2012	21,675	0	$37.31	03/31/2017
	02/07/2013	14,300	0	$40.56	03/31/2017

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant. Option exercise prices reflect the post-bifurcation amounts. See “Long-Term Incentive Award Bifurcation” on page 38 for information about the treatment of option awards upon the Spinoff.

(2)	Stock awards shown include performance shares, restricted shares, restricted stock units and deferred shares that have time-based vesting as well as strategic performance shares that vest based on meeting performance requirements.

Performance and restricted shares (granted prior to 2012) vest 25% per year over the four-year period from the date of grant, unless cancelled. Deferred shares vest 100% on the fifth anniversary of the date of grant. Time-vesting restricted stock units vest 100% on the third anniversary of the date of grant. The market value of these shares was determined based upon the closing price of our common shares on December 31, 2014, which price was $42.68.

Regarding the February 7, 2013 grant of strategic performance shares, performance under the applicable metrics was determined by the Compensation Committee for the first half of the 2013-2015 cycle upon the Spinoff and will be settled in cash at the time the award would have otherwise been settled (March 2016). The market value of these shares was determined based upon the five-day average share price leading up to July 1, which was $67.43. See “Long-Term Incentive Award Bifurcation” on page 38 for information about the treatment of strategic performance shares upon the Spinoff. The award for Mr. Timken will be paid by TimkenSteel.

The strategic performance share replacement grant for the second half of the 2013-2015 cycle was made on August 4, 2014 and will vest in equity on December 31, 2015 contingent upon the achievement of performance requirements. The market value of these shares was determined based upon the closing price of our common shares on December 31, 2014, which price was $42.68.

In connection with the Spinoff, for each of the outstanding option awards set forth in the table above, the named executive officers received a corresponding TimkenSteel option award subject to the same vesting and expiration timing as the original Company option award, but covering half as many TimkenSteel shares as reflected in the table above and subject to a different exercise price. The exercise prices for the TimkenSteel option awards received by the named executive officers are: $18.56 (2006 grant), $17.54 (2007 grant), $18.42 (2008 grant), $13.61 (2010 grant), $29.95 (2011 grant), $31.06 (2012 grant), $33.76 (2013 grant) and $34.26 (2014 grant).

Our named executive officers also each received TimkenSteel stock awards (including performance shares, restricted shares, restricted stock units and deferred shares) as a result of the adjustment described under “Long-Term Incentive Award Bifurcation” on page 38. For each of the outstanding stock awards set forth in the table above (other than the strategic performance shares with grant dates of February 7, 2013 and all August 4, 2014 grants), the named executive officers received a corresponding TimkenSteel stock award subject to the same vesting timing as the original Company stock award, but covering half as many TimkenSteel shares as reflected in the table above. The market value of those TimkenSteel stock awards as of December 31, 2014 was $37.03 per share.

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our named executive officers during 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard G. Kyle	0	$0	9,286	$597,531
Philip D. Fracassa	0	$0	2,789	$178,240
Christopher A. Coughlin	0	$0	9,286	$597,531
William R. Burkhart	0	$0	5,875	$373,982
J. Ted Mihaila	0	$0	3,098	$198,796
James W. Griffith (3)	0	$0	43,575	$2,777,184
Ward J. Timken, Jr. (3)	0	$0	28,466	$1,790,936
Glenn A. Eisenberg (3)	13,725	$505,492	21,801	$1,408,544

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of our common shares on the date of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise. This table does not include exercises of TimkenSteel options.

(2)	Stock awards include performance shares, restricted shares, and strategic performance shares. The value shown in the table for performance shares and restricted shares is the number of shares that vested in 2014 multiplied by the fair market value of our common shares on the date of vesting. Fair market value is determined by the average of the high and low price of a common share on the date of vesting. The value shown in the table for strategic performance shares reflects the cash payment for the 2012-2014 cycle, payable in March of 2015. See “Long-Term Incentive Award Bifurcation” on page 38 for information about the treatment of strategic performance shares upon the Spinoff.

For Mr. Griffith and Mr. Eisenberg, the value shown in the table for strategic performance shares also reflects the cash payment for the 2013-2015 cycle, payable in March of 2016. These awards were fully vested (no longer subject to service-based or performance-based conditions) at the time of the Spinoff as a result of their separation from the Company. See “Long-Term Incentive Award Bifurcation” on page 38 for information about the treatment of strategic performance shares upon the Spinoff.

(3)	For Mr. Griffith, Mr. Timken and Mr. Eisenberg, values reflect the exercise of stock options and vesting of stock-based awards only up to the time of their respective exit from the Company.

PENSION BENEFITS

Qualified Plan

During 2003, the Company moved from a defined benefit retirement program (the “Qualified Plan”) to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in the Qualified Plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

—	Age 62 and 15 years of service;

—	Age 60 and 25 years of service; or

—	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003. As of December 31, 2014, Mr. Coughlin and Mr. Mihaila were the only NEOs who were eligible for early retirement.

Benefits for service after December 31, 1991 are reduced for early commencement at a rate of 3% per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4% per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Supplemental Pension Plan

Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified the Supplemental Pension Plan, effective January 1, 2004. Supplemental retirement income benefits for executive officers who have an EBA will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax Savings Plan. For all NEOs other than Mr. Kyle, the officer must have at least 10 years of Company service to earn the full supplemental benefit. Mr. Kyle must have at least 15 years of Company service. Benefits will be prorated for Company service of less than 10 years (15 years for Mr. Kyle). The supplemental benefit will vest after 5 years of service as an officer of the Company, with an unreduced benefit payable on or after age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the Supplemental Pension Plan, only actual years of service are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

2014 PENSION BENEFITS TABLE

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our named executive officers as of December 31, 2014:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payment During Last Fiscal Year
Richard G. Kyle (2)	Supplemental Plan	8.7	$2,024,000	-
	Qualified Plan	0.0	$0	-
Philip D. Fracassa (2)	Supplemental Plan	9.2	$1,597,000	-
	Qualified Plan	0.0	$0	-
Christopher A. Coughlin	Supplemental Plan	30.5	$3,860,000	-
	Qualified Plan	30.5	$666,000	-
William R. Burkhart (3)	Supplemental Plan	20.3	$2,667,000	-
	Qualified Plan	9.3	$207,000	-
J. Ted Mihaila	Supplemental Plan	37.4	$1,604,000	-
	Qualified Plan	37.4	$1,116,000	-
James W. Griffith (4)	Supplemental Plan	29.9	$19,813,000	-
	Qualified Plan	29.9	$0	$985,751
Ward J. Timken, Jr. (3)	Supplemental Plan	22.1	$5,663,000	-
	Qualified Plan	11.6	$198,000	-
Glenn A. Eisenberg (3)	Supplemental Plan	12.3	$7,169,000	-
	Qualified Plan	2.0	$34,000	-

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2014 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 4.20% discount rate and mortality assumptions according to the RP-2014 Mortality Table, except for Mr. Timken. For Mr. Timken, who has a measurement date of June 30, 2014, a discount rate of 4.68% and mortality according to the RP-2000 Mortality Table was used, which are the discount rate and mortality assumptions table that the Company used for interim financial reporting of its pension plans on that date. The full amount of Mr. Timken’s pension benefits transferred to TimkenSteel, and the Company’s resulting benefit obligation to him is zero. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62, except for Mr. Griffith (who retired June 30, 2014) and Mr. Eisenberg (who terminated employment March 31, 2014). For 2014, the Code pay limit was $260,000 and the maximum benefit was $210,000.

(2)	Because neither Mr. Kyle nor Mr. Fracassa were employed by the Company as of December 31, 2003, they did not accumulate any service under the Qualified Plan.

(3)	Because none of Mr. Burkhart, Mr. Eisenberg and Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003.

(4)	Due to his length of service as an officer of the Company, Mr. Griffith was grandfathered in a prior EBA formula for service before 2004. The following formula applies: (1) 1.75% of Final Average Earnings, reduced by 1.25% of the Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5%; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

2014 NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2014 and the account balances as of December 31, 2014 for the named executive officers, except for Mr. Timken as noted below:

Name	Executive Contributions in 2014 (1)	Company Contributions in 2014 (1)	Aggregate Earnings in 2014 (2)	Aggregate Withdrawals/ Distributions in 2014 (3)	Aggregate Balance at December 31, 2014 (3)
Richard G. Kyle	$0	$0	$8,210	$0	$199,059
Philip D. Fracassa	$20,942	$13,029	$6,943	$0	$202,709
Christopher A. Coughlin	$0	$0	$0	$0	$0
William R. Burkhart	$0	$0	$0	$0	$0
J. Ted Mihaila	$0	$0	$0	$0	$0
James W. Griffith	$0	$0	$154,357	$0	$1,463,764
Ward J. Timken, Jr. (4)	$64,508	$88,670	$40,264	$1,432,034	$0
Glenn A. Eisenberg	$0	$0	$0	$0	$0

(1)	Amounts shown as executive contributions or Company contributions in 2014 were reported in the 2014 Summary Compensation Table.

(2)	This column includes interest earned from cash deferrals, dividend equivalents earned from restricted share deferrals, interest earned on those dividend equivalents and appreciation or depreciation in value for restricted share deferrals. The earnings during this year and previous years were not above market or preferential; therefore these amounts were not included in the 2014 Summary Compensation Table.

(3)	Amounts included in the aggregate withdrawals/distribution or balances that previously were reported as compensation in the Summary Compensation Table for previous years (or would have been had the recipient been identified as an NEO for such years) are as follows: Mr. Kyle – $170,592; Mr. Fracassa - $146,120; Mr. Griffith - $524,000; and Mr. Timken - $1,140,899.

(4)	The aggregate withdrawals/distribution amount for Mr. Timken reflects the aggregate balance as of July 2, 2014, before his account balance transferred to the TimkenSteel Deferred Compensation Plan.

We maintain a Deferred Compensation Plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or common shares (other than restricted shares or options) until a future time they have specified. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1%. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under our retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. All scenarios are assumed to have a December 31, 2014 effective date.

Change In Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment without cause, following a change in control of the Company (as provided in the Severance Agreements), each officer (other than Mr. Mihaila) will be entitled to receive payment in an amount, grossed-up for any excise taxes payable by the individual, equal to a multiple of three times the sum of: (1) the greater of (a) the officer’s annual base salary in effect prior to the termination or (b) the officer’s annual base salary in effect prior to the change in control and (2) the greater of (a) the officer’s target annual incentive compensation for the year in which the officer terminates employment or (b) the officer’s target annual incentive compensation for the year in which the change in control occurs. Mr. Mihaila is entitled to payment in an amount calculated in the same manner as above and triggered under the same circumstances, except with a 1.5 times multiple. In addition, the officer would receive a lump sum amount representing the supplemental retirement income benefit.

The lump sum amount is determined by calculating the benefit under the Qualified Plan and the Supplemental Pension Plan assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three-year period. Any unvested equity-based grants would vest and become nonforfeitable. The officer would have five years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. The officer would also be entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

At its meeting on December 9, 2010, the Compensation Committee approved a new form of Severance Agreement that eliminated the excise tax gross-up provision for new participants or existing participants moving into higher-level positions. This new form agreement provides that the participant can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change-in-control benefits, without a gross-up by the Company; or (2) accepting aggregate change-in-control benefits that do not exceed the excise tax threshold. With Mr. Coughlin’s appointment to the position of President – Process Industries and Mr. Kyle’s appointment to the position of President – Mobile Industries and Aerospace effective January 1, 2011, they both entered into the new form of Severance Agreement containing this provision. Mr. Fracassa entered into the new form of Severance Agreement on February 13, 2014 with his appointment to the position of Chief Financial Officer.

Voluntary Termination

The Company pays no severance, benefits, perquisites or vesting of any equity-based grants in the case of a voluntary termination.

Involuntary Termination With Cause

The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an officer is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.

If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause, each NEO (other than Mr. Mihaila) is entitled to severance equal to 1.5 times the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual incentive payout percentage during the preceding 5 years (not to exceed 100%), multiplied by the target annual incentive compensation for the year in which the NEO is terminated. In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the Company. Mr. Mihaila is entitled to severance equal to 1 times his base salary. Each NEO is also entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

The values shown in the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the 2014 Pension Benefits Table. In the event of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on page 52, but with 2 additional years of service credit.

Retirement

“Retirement” infers retirement with the Company’s consent, which means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee determines that such retirement is for the convenience of the Company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the 2014 Pension Benefits Table (which are not shown in the following table of termination scenarios), benefits for NEOs who retire with the Company’s consent include: normal vesting of Long-Term Incentive Plan awards as if the officer had remained in the continuous employ of the Company and adjustments to retirement benefits if retiring prior to age 62.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction. For executive officers appointed on or before 2003, a death benefit is also payable to the named beneficiary of the executive officer.

All equity-based Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one-year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

	Mr. Kyle
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$2,970,000	$5,940,000
Equity (2)	$0	$0		$3,891,696	$3,388,450	$3,725,232
Retirement Benefits (3)	$0	$0		$0	$641,000	$2,775,000
Other Benefits (4)	$0	$0		$0	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$3,891,696	$7,034,450	$12,490,232
	Mr. Fracassa
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,122,000	$2,244,000
Equity (2)	$0	$0		$1,138,222	$597,007	$1,108,540
Retirement Benefits (3)	$0	$0		$0	$192,000	$698,000
Other Benefits (4)	$0	$0		$0	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$1,138,222	$1,946,007	$4,100,540
	Mr. Coughlin
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0	$0	$0	$1,351,983	$2,703,965
Equity (2)	$0	$0	$0	$2,584,634	$1,297,032	$2,530,472
Retirement Benefits (3)	$0	$0	$633,000	$0	$0	$514,000
Other Benefits (4)	$0	$0	$0	$0	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$633,000	$2,584,634	$2,684,015	$5,798,437
	Mr. Burkhart
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,160,505	$2,321,010
Equity (2)	$0	$0		$1,145,474	$617,653	$1,120,841
Retirement Benefits (3)	$0	$0		$0	$0	$210,000
Other Benefits (4)	$0	$0		$570,000	$35,000	$50,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$0	$1,715,474	$1,813,158	$3,701,851
	Mr. Mihaila
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0	$0	$0	$282,000	$613,350
Equity (2)	$0	$0	$0	$338,881	$292,759	$321,898
Retirement Benefits (3)	$0	$0	$169,000	$0	$0	$128,000
Other Benefits (4)	$0	$0	$0	$0	$30,000	$35,000
Excise Tax Gross-Up (5)						$0
Total	$0	$0	$169,000	$338,881	$604,759	$1,098,248
	Mr. Eisenberg (7)
	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)					$1,686,563
Equity (2)					$1,310,942
Retirement Benefits (3)					$0
Other Benefits (4)					$0
Excise Tax Gross-Up (5)
Total					$2,997,505

Note: Mr. Timken is not reflected in the table above because his employment was transferred to TimkenSteel in connection with the Spinoff. Mr. Griffith is also not reflected in the table above because he retired on June 30, 2014 and the information that would have been shown for him is reflected in the 2014 Pension Benefits Table on page 54.

(1)	“Cash Severance” amounts are defined by multiples of annual pay provided in the Severance Agreements.

(2)	“Equity” includes restricted shares, deferred shares, performance shares, strategic performance shares, time-vesting restricted stock units and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full-share awards are valued at the closing price of our common shares on December 31, 2014, which was $42.68. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements. Beginning with the Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a change in control.

(4)	“Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, the Company entered into death benefit agreements with the NEOs who were executive officers in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.

(5)	“Excise Tax Gross-Up” represents the amount that the Company would pay to cover the excise tax of 20% above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined under the Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax. Based on the hypothetical change in control as of December 31, 2014, no excise tax would be triggered for Messrs. Burkhart and Mihaila. Messrs. Kyle, Fracassa and Coughlin have entered into Severance Agreements that do not contain the excise tax provision.

(6)	Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement with the Company’s consent as of December 31, 2014, and reflect the incremental present value above what they would receive at normal retirement age.

(7)	Since a termination event actually occurred for Mr. Eisenberg in 2014, the information shown for him reflects only the actual termination scenario.

In addition to the amounts shown in the table above, the TimkenSteel stock awards and TimkenSteel option awards granted in connection with the Spinoff (See “Long-Term Incentive Award Bifurcation” on page 38) also vest on substantially the same terms as the comparable Company stock awards and option awards, and would accelerate in connection with the termination events disclosed above.

Assuming that the following triggering events occurred on December 31, 2014, the aggregate value of TimkenSteel stock awards and option awards for each named executive officer would be: (1) Mr. Kyle – (a) death & disability – $1,283,272, (b) termination without cause – $612,708 and (c) change in control – $1,245,600; (2) Mr. Fracassa – (a) death & disability – $422,599, (b) termination without cause – $181,437 and (c) change in control – $415,881; (3) Mr. Coughlin – (a) death & disability – $903,888, (b) termination without cause – $345,253 and (c) change in control – $891,630; (4) Mr. Burkhart – (a) death & disability – $206,280, (b) termination without cause – $162,358 and (c) change in control –

$200,701; (5) Mr. Mihaila – (a) death & disability – $86,697, (b) termination without cause – $65,043 and change in control – $80,591; and (6) Mr. Eisenberg – termination without cause – $199,587. Since a termination event actually occurred for Mr. Eisenberg in 2014, the information shown for him reflects only the actual termination scenario. All full-share awards are valued based on the closing price of TimkenSteel common shares on December 31, 2014, which was $37.03. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would be accelerated.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information as of December 31, 2014 regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, we have made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders (4)	3,830,435	33.56	3,537,197
Equity compensation plans not approved by security holders	0	$0.00	0
Total:	3,830,435	$33.56	3,537,197

(1)	The amount shown in column (a) includes the following: nonqualified stock options – 3,175,393; performance shares – 14,260; deferred shares – 123,548; strategic performance shares (performance based restricted stock units) – 99,718; and time-vesting restricted stock units – 417,516.

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents common shares remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, deferred shares, performance units and restricted stock units. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Long-Term Incentive Plan, nonemployee Directors are entitled to awards of restricted shares, common shares and option rights. In 2011, a new Long-Term Incentive Plan was approved by shareholders authorizing 7,000,000 common shares that may be issued. Shares from the prior long-term incentive plan are no longer available to be issued. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 2.12 common shares are subtracted from the maximum number of common shares available under the plan for every common share issued under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. The Board of Directors approved and adopted The Timken Company 2011 Long-Term Incentive Plan, as amended and restated on February 13, 2015, and has recommended that it be submitted to the Company’s shareholders for approval at the 2015 Annual Meeting of Shareholders.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

ITEM NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2015 fiscal year. Ernst & Young has acted as our independent accounting firm for many years.

The appointment of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote on an advisory basis in favor of the appointment of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions and broker non-votes will not be counted for determining whether this matter is approved.

Representatives of Ernst & Young are expected to be present at the 2015 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2015 FISCAL YEAR.

AUDITOR

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us in 2014 and 2013.

	2014	2013
Audit Fees:
Consolidated financial statements	$3,279,900	$3,432,200
Statutory audits	465,600	399,000
Accounting consultations	420,000	194,200
Discontinued operations	845,000	--------
Total Audit Fees	$5,010,500	$4,025,400
Audit-Related Fees:
Employee benefit plan audits	$260,200	$323,500
Steel separation	4,215,300	1,838,300
Other audit-related consultations	16,000	10,000
Total Audit-Related Fees	$4,491,500	$2,171,800
Tax Fees:
Tax compliance	$227,500	$101,900
Tax advisory	13,000	50,000
Total Tax Fees	$240,500	$151,900
All Other Fees:	--------	59,600
Total fees	$9,742,500	$6,408,700

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

ITEM NO. 3

SHAREHOLDER ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

We believe that our compensation programs for our named executive officers:

—	align the interests of executive management with those of our shareholders;
—	reward executive management for sustained, strong business and financial results; and
—	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2015 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year, and expect to hold the next say-on-pay vote in connection with our 2016 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of the resolution. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

ITEM NO. 4

APPROVAL OF THE TIMKEN COMPANY SENIOR EXECUTIVE MANAGEMENT

PERFORMANCE PLAN, AS AMENDED AND RESTATED AS OF

FEBRUARY 13, 2015

GENERAL

We are asking shareholders to approve The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 13, 2015 (the “2015 SEMPP”). The Board, upon recommendation of the Compensation Committee, approved and adopted the 2015 SEMPP on February 13, 2015, subject to shareholder approval. If approved by our shareholders, the 2015 SEMPP will become our annual cash incentive plan available to the Company’s CEO and other designated executive officers of the Company.

The 2015 SEMPP amends and restates in its entirety the SEMPP, which was approved by shareholders at the Company’s 2010 Annual Meeting of Shareholders. Until such time as the 2015 SEMPP is voted upon by shareholders, the Company may continue to make awards under the SEMPP. Awards made by the Company on February 12, 2015, were made under the SEMPP.

Shareholder approval of the 2015 SEMPP is intended to provide us with the ability to potentially preserve the tax deductibility of annual cash incentive awards paid to eligible executive officers under Section 162(m) of the Code. In addition, the 2015 SEMPP makes certain other substantive and non-substantive changes as further described below. Outstanding awards under the SEMPP will continue in effect in accordance with their terms.

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our CEO and certain other executive officers in a taxable year to the extent that compensation to such employee exceeds $1 million for such year. If annual cash incentive awards under the 2015 SEMPP qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then we may be able to receive a federal income tax deduction for that compensation. While we currently believe it is in the Company’s and its shareholders’ best interests to have the ability to potentially grant qualified performance-based compensation under Section 162(m) of the Code under the 2015 SEMPP, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant qualified performance-based compensation for purposes of Section 162(m) of the Code under the 2015 SEMPP, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.

The Compensation Committee has developed an executive compensation program that generally determines a significant level of compensation based on the achievement of performance goals. With respect to annual cash incentive awards, in order to satisfy the qualified performance-based compensation exception to the deduction limitation of Section 162(m) of the Code, the payout of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside Directors for purposes of Section 162(m) of the Code. The award must also be granted pursuant to a shareholder-approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) identification of the individuals eligible to receive awards under the plan, and (3) a specified limit on the maximum awards that a participant may receive within a certain time period or periods under the plan. Shareholder approval of the 2015 SEMPP is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

We are seeking shareholder approval of the 2015 SEMPP and its material terms, including the performance measures and individual award limit under the 2015 SEMPP, as well as the individuals eligible to receive awards under the 2015 SEMPP, to have the flexibility to potentially grant performance-based awards under the 2015 SEMPP that may be fully deductible for federal income tax purposes. If our shareholders approve the 2015 SEMPP and the material terms for qualified performance-based compensation under the 2015 SEMPP, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2015 SEMPP to our Section 162(m) executive officers without regard to the limitations of Section 162(m) until the first annual meeting of shareholders in 2020. If shareholders do not approve the 2015 SEMPP, we generally will be limited in our ability to make certain performance-based awards. The Compensation Committee may also need to reevaluate the compensation of employees who were expected to participate in the 2015 SEMPP.

The actual text of the 2015 SEMPP is attached to this Proxy Statement as Appendix A. The following summary of the material terms of the 2015 SEMPP is only a summary of its principal terms and provisions, does not purport to be a complete description of the 2015 SEMPP and is qualified in its entirety by reference to the complete text of the 2015 SEMPP, which is attached to this Proxy Statement as Appendix A.

SUMMARY OF MATERIAL CHANGES FROM SEMPP

Increase in Maximum Award Limit.  The 2015 SEMPP increases the maximum limit on the amount of incentive awards that may be granted to a participant under the 2015 SEMPP during any year from $4,000,000 to $6,000,000, as further described below.

Clarification Regarding Committee Selection of 2015 SEMPP Participants.  The 2015 SEMPP clarifies that the Compensation Committee will designate the participants in the 2015 SEMPP from time to time, including those participants who may be potentially subject to Section 162(m) of the Code.

2015 SEMPP Term.  The 2015 SEMPP includes an extension of the term of the SEMPP for an additional five years, until the first annual meeting of shareholders in 2020.

SUMMARY OF THE OTHER MATERIAL TERMS OF THE 2015 SEMPP

Administration.  The 2015 SEMPP will be administered by the Compensation Committee or another committee (consisting of at least two Directors, each of whom must be an “outside director” within the meaning of Section 162(m) and the regulations thereunder) appointed by the Board. In administering the 2015 SEMPP, the Compensation Committee will have full power and authority to construe, interpret and administer the 2015 SEMPP and establish Management Objectives (as defined below) and the amount of incentive awards payable to each Eligible Executive (as defined below) upon achievement of such objectives.

Eligibility.  Participation in the 2015 SEMPP will be limited to “Eligible Executives,” which term is defined in the 2015 SEMPP as the Company’s CEO and any other executive officer of the Company designated by the Compensation Committee, including those that in the Compensation Committee’s judgment could, in the absence of the 2015 SEMPP, be paid compensation the deductibility of which could be limited by Section 162(m) of the Code. Participation in the 2015 SEMPP is limited to such Eligible Executives designated by the Compensation Committee in its sole and absolute discretion. The Company currently has five executive officers. Under the SEMPP, the Compensation Committee has designated the Executive Vice President, Chief Financial Officer, the Executive Vice President, Group President, the Executive Vice President, General Counsel and Secretary, and the Senior Vice President and Controller, in addition to the CEO, as participants in the SEMPP for 2015.

Management Objectives.  A participant’s right to receive an incentive award under the 2015 SEMPP depends on achievement of certain performance goals, referred to as “Management Objectives.” Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department or function within the Company or subsidiary in which the participant is employed. Management Objectives must be limited to specified levels of, growth in or relative Company performance in: cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service, shareholder return, gross profits and/or comparisons with peer companies or stock market indices. Management Objectives may be stated as a combination of the preceding factors.

Establishment of Incentive Award Amounts.  Not later than the 90th day of each fiscal year of the Company, the Compensation Committee must establish the Management Objectives for each participant and the incentive award amount payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Compensation Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Compensation Committee generally may not modify the terms of awards so established, except to the extent that after such modification the incentive award payments would continue to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code. The Committee retains the discretion to reduce the amount of any incentive award that would be otherwise payable (including a reduction in such amount to zero). Notwithstanding any other provision of the 2015 SEMPP to the contrary, in no event will the incentive award paid to a participant for a year exceed $6,000,000.

Determining Achievement of Management Objectives.  As soon as reasonably practicable after the end of each fiscal year of the Company, the Compensation Committee will determine whether the Management Objectives have been achieved and the amount of the incentive award to be paid to each Eligible Executive for such fiscal year and will certify such determinations in writing.

Payment of Incentive Awards.  Subject to a valid election made by a participant with respect to the deferral of all or a portion of his or her incentive award, incentive awards shall be paid within 30 days after written certification by the Compensation Committee that the Management Objective(s) have been achieved and of the amount of the incentive award to be paid, but in no event later than two and one-half months after the close of the Company’s fiscal year.

Recovery of Incentive Awards.  If any part of the Company’s financial statements for any fiscal year or years after 2009 is restated due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years and the Compensation Committee determines that a participant is personally responsible for causing the restatement as a result of personal misconduct or any fraudulent activity on the part of the participant, then the Compensation Committee may, in its discretion based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the participant’s incentive award paid or payable under the 2015 SEMPP for some or all of the years covered by the restatement. The amount of any recovered incentive award will be limited to the amount by which the incentive award exceeded the amount that would have been paid to or received by the participant had the financial statement for the restated fiscal year or years been initially filed as restated, as reasonably determined by the Compensation Committee. The Compensation Committee will also determine the form of repayment of any such recovered incentive award amounts (for example, repayment by the executive, reduction (subject to certain limitations) of amounts payable to the executive under any compensatory plan, program or arrangement maintained by the Company, withholding (subject to certain limitations) payment of future increases in compensation that would otherwise have been made to the executive, or a combination of those alternatives).

Transferability.  Except as expressly provided by the Compensation Committee, the rights and benefits under the 2015 SEMPP will not be transferable or assignable other than by will or the laws of descent and distribution.

Effective Date.  If the 2015 SEMPP is approved by shareholders, it will continue in effect until the first shareholders’ meeting in 2020, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code. The Board, however, may terminate the 2015 SEMPP, on a prospective basis, at any time.

Withholding.  The Company has the right to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy applicable federal, state, local or foreign withholding tax requirements with respect to the payment of any incentive award.

No Right to Incentive Award or Continued Employment.  Neither the establishment of the 2015 SEMPP nor the payment of any amounts under the 2015 SEMPP confers upon any person any legal right to receive, or any interest in, an incentive award or any other benefit under the 2015 SEMPP or right to continued employment with the Company or any subsidiary.

NEW PLAN BENEFITS

It is not possible to determine the specific awards that may be granted in the future under the 2015 SEMPP because the grant and actual payout of incentive awards under the 2015 SEMPP will be subject to the discretion of the plan administrator.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of the 2015 SEMPP. Abstentions and broker non-votes will not be counted for determining whether the 2015 SEMPP is approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE TIMKEN COMPANY SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN, AS AMENDED AND RESTATED AS OF FEBRUARY 13, 2015.

ITEM NO. 5

APPROVAL OF THE TIMKEN COMPANY 2011 LONG-TERM INCENTIVE PLAN, AS

AMENDED AND RESTATED AS OF FEBRUARY 13, 2015

Introduction

We are asking shareholders to approve The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Amended Plan”). The Board, upon recommendation of the Compensation Committee, approved and adopted the Amended Plan on February 13, 2015, subject to shareholder approval. The Amended Plan provides the Board and the Compensation Committee continued flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.

The Long-Term Incentive Plan was originally approved by shareholders at the Company’s 2011 Annual Meeting of Shareholders. The Amended Plan amends and restates in its entirety the Long-Term Incentive Plan. Outstanding awards under the Long-Term Incentive Plan will continue in effect in accordance with their terms. If the Amended Plan is not approved by our shareholders, no awards will be made under the Amended Plan. In addition, our ability to make certain performance awards to certain recipients may be limited.

Our principal reason for amending and restating the Long-Term Incentive Plan is to increase the number of common shares available for issuance or transfer under the Amended Plan. The Amended Plan will increase the maximum number of shares available for awards from 7,000,000 common shares, without par value, to 13,000,000, an increase of 6,000,000 common shares. Shareholder approval of the Amended Plan is also intended to constitute approval of the material terms of the Amended Plan for qualified performance-based compensation under Section 162(m) of the Code. This approval is intended to preserve our ability to potentially design certain types of awards under the Amended Plan so that they may be able to satisfy the requirements for “performance-based compensation,” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

The Amended Plan also includes various other substantive changes and non-substantive and conforming changes. The material changes are described in the “Summary of Material Changes” below,

which is followed by a description of the highlights of the Amended Plan and then a summary description of the entire Amended Plan.

The actual text of the Amended Plan is attached to this Proxy Statement as Appendix B. The following summary of the material terms of the Amended Plan is only a summary of its principal terms and provisions, does not purport to be a complete description of the Amended Plan and is qualified in its entirety by reference to the complete text of the Amended Plan, which is attached to this Proxy Statement as Appendix B.

Why We Believe You Should Vote for Item No. 5

Share Increase

The Amended Plan authorizes our Compensation Committee to provide equity-based compensation in the form of option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares, performance units, common shares, and dividend equivalents for the purpose of providing our nonemployee Directors, officers and other key executives and employees (and those of our subsidiaries), and certain nonemployees who perform employee functions, incentives and rewards for service and/or performance. Some of the key features of the Amended Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe that our future success depends in part on our ability to attract, motivate and retain high quality employees and Directors and that the ability to provide equity-based and incentive-based awards under the Amended Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our nonemployee Directors and officers and other employees.

The use of common shares as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates Directors and employees to create shareholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our Directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

As of February 23, 2015, only 1,542,739 shares remained available for issuance under the Long-Term Incentive Plan. If the Amended Plan is not approved, we may need to increase significantly the cash component of our nonemployee Director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our shareholders as well as equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that may be better utilized if reinvested in our businesses or returned to our shareholders.

This information is as of February 23, 2015, on that date the closing price of our common shares on the NYSE was $42.15 per share and there were approximately 87,720,415 common shares outstanding. The following includes aggregated information regarding the overhang and dilution associated with the Long-Term Incentive Plan and the potential overhang or dilution that would result if our proposed share increase under the Amended Plan is approved:

—	Outstanding full-value awards (restricted shares, restricted stock units, deferred shares and performance shares), assuming that the outstanding awards achieve maximum performance: 1,348,042 shares;

—	Outstanding option rights: 3,508,453 shares (outstanding option rights have an average exercise price of $35.18, an average remaining term of 7 years, and do not provide for any dividends or dividend equivalent rights);

—	Total common shares available for future awards under the Long-Term Incentive Plan: 1,542,739 shares;

—	The total number of common shares subject to outstanding awards (4,856,495 shares), plus the total number of shares available for future awards, under the Long-Term Incentive Plan (1,542,739 shares), represents a current fully-diluted overhang of 6.8% (in other words, the potential dilution of our shareholders represented by the Long-Term Incentive Plan as of February 23, 2015);

—	Proposed additional common shares available for future issuance under the Amended Plan: 6,000,000 shares; and

—	The total common shares subject to outstanding awards (4,856,495 shares), plus the total shares available for future awards under the Long-Term Incentive Plan as of that date (1,542,739 shares), plus the proposed additional shares available for future issuance under the Amended Plan (6,000,000 shares), represent a fully-diluted overhang of 12.4% under the Amended Plan.

In setting the number of shares authorized for issuance under the Amended Plan, we considered the historical number of equity awards granted under the Long-Term Incentive Plan in the past three full fiscal years. The following table sets forth information regarding awards granted and earned and the annual burn rate for each of the last three fiscal years. The three year average burn rate is 0.93%. The amounts in the following table are not necessarily indicative of awards that might be awarded over the next five years under the Amended Plan.

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Stock options and SARs granted	602,905	614,480	613,940
Actual performance-based shares earned(1)	0	0	0
Restricted stock and RSUs awarded	520,646	111,640	161,905
Weighted average basic common shares outstanding	90,367,345	94,989,561	96,671,613
Burn rate	1.24%	0.76%	0.80%
(1)	Performance-based awards earned during fiscal years 2012 through 2014 were settled in cash.

In determining the number of shares to request for approval under the Amended Plan, our management team worked with Towers Watson, the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended Plan.

If the Amended Plan is approved, we intend to utilize the shares authorized under the Amended Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended Plan combined with the shares available for future awards will last approximately 3.5 years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our stock price changes materially. As noted in “Other Amended Plan Highlights” and elsewhere below, our Compensation Committee would retain full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan, and future benefits that may be received by recipients under the Amended Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

Section 162(m)

In addition to increasing the maximum number of shares available under the Long-Term Incentive Plan, the Amended Plan will continue to enable us to structure certain awards so that they may qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If our equity awards qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then we would generally be able to receive a federal income tax deduction for certain compensation paid to our NEOs in excess of $1 million for any taxable year. While we believe it is in the best interests of the Company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

With respect to performance awards, in order to satisfy the “qualified performance-based compensation” exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside Directors. The award must also be granted pursuant to a shareholder approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) the individuals eligible to receive awards under the plan, and (3) a specified limit on the number of shares or value a participant may receive within a certain time period or periods. Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

In particular, the Amended Plan includes a list of performance measures upon which the Compensation Committee may condition a grant or vesting of a “qualified performance-based award” pursuant to the Amended Plan, which measures are as follows:

— comparisons with peer companies or stock market indices	— inventory management — cash flow
— cost of capital	— net income
— customer service	— productivity improvement
— debt reduction	— profit after tax
— earnings	— reduction of fixed costs
— earnings before interest and taxes	— return on assets
— earnings per share	— return on equity
— economic profit — free cash flow — gross profits	— return on invested capital — sales — shareholder return — working capital

In addition to the performance measures, the Amended Plan also includes individual grant limits for certain equity or incentive awards that can be granted pursuant to the Amended Plan, as further described under “Summary of the Other Material Provisions of the Amended Plan” on page 72.

We are seeking shareholder approval of the Amended Plan’s material terms, including the performance measures and individual grant limits under the Amended Plan, as well as the individuals eligible to receive awards under the Amended Plan, to have the flexibility to potentially grant performance-based awards under the Amended Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the Amended Plan and the material terms for qualified performance-based compensation under the Amended Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the Amended Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2020 annual meeting of shareholders (in other words, for five years).

In evaluating this Item 5, shareholders should consider the factors set forth under “Summary of Material Changes” and “Other Amended Plan Highlights” below, plus the remaining information in this item.

Summary of Material Changes

Increase in the Number of Available Shares.  The Long-Term Incentive Plan authorizes the issuance or transfer of an aggregate of 7,000,000 common shares. As of February 23, 2015, 5,457,261 of these shares had been granted (inclusive of outstanding awards) and 1,542,739 shares were available for future awards under the Long-Term Incentive Plan. The Amended Plan increases the total aggregate number of shares available for issuance or transfer for awards under the Amended Plan by 6,000,000 shares to 13,000,000 common shares. The Amended Plan also increases the aggregate maximum value that may be granted to any participant for any calendar year with respect to performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code from $3,000,000 to $10,000,000. The number and kind of shares available under the Amended Plan are subject to adjustment for stock dividends and stock splits and in certain other situations as further described in the Amended Plan.

Change in Fungible Share Counting Ratio.  The Long-Term Incentive Plan provides that each common share issued or transferred (or, in the case of restricted shares and common shares, released from all substantial risks of forfeiture) pursuant to any award under the Amended Plan (other than an option right or appreciation right) will reduce the number of shares available under the Long-Term Incentive Plan by 2.12 common shares. The Amended Plan provides that, on and after May 7, 2015, the multiplier will be 2.6 rather than 2.12, as further described below.

Allowances for Conversion Awards and Assumed Plans.  The Amended Plan adds a new section providing that common shares issued or transferred under awards granted under the Amended Plan in substitution for or conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any of its subsidiaries will not count against (or be added back to) the aggregate share limit or other Amended Plan limits described above. Additionally, shares available under certain plans that the Company or its subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended Plan, under circumstances further described in the Amended Plan, but will not count against the aggregate share limit or other Amended Plan limits described below.

Double-Trigger Change in Control Treatment.  The Long-Term Incentive Plan provides that grants of awards under the Long-Term Incentive Plan may provide for earlier exercisability or vesting in the event of a “change in control.” The Amended Plan specifically provides that accelerated vesting of awards under the Amended Plan with respect to a change in control is only permitted in circumstances where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) the awards are not assumed or converted into replacement awards in a manner described in the evidence of award.

Removal of Certain Unnecessary Provisions.  The Long-Term Incentive Plan includes special provisions that apply with respect to certain subsidiaries of the Company in which the Company holds an ownership interest of less than 80%. The intent of these provisions was to retain the flexibility to structure the payment of awards to employees of such subsidiaries to potentially preserve favorable tax treatment for the Company. These provisions were removed, as it was determined that they are no longer necessary.

Additional Flexibility With Respect to Management Objectives.  The Long-Term Incentive Plan provides that management objectives (as described below) with respect to awards may be described in terms of objectives that relate to the performance of the subsidiary, division, department, region, or function within the Company or any subsidiary in which a participant is employed. The Amended Plan provides more generally that management objectives may be described in terms of objectives related to the performance of any one or more subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The Amended Plan further provides that management objectives may be made relative to the performance of any organizational units within other companies. Finally, the Amended Plan clarifies that management objectives may include comparisons with peer companies.

Minimum Vesting Periods for Awards.  The Amended Plan adds requirements that no grant of option rights or appreciation rights may become exercisable and no common share awards to nonemployee Directors will vest sooner than after one year, subject to the 5% carve-out and acceleration provisions described below.

Clarification that Adjustment Provisions Are Mandatory Rather than Permissive.  The Amended Plan clarifies that the adjustment provisions set forth under the Amended Plan will operate on a mandatory basis in the event of one of the enumerated events or transactions.

Other Amended Plan Highlights

Administration.  The Amended Plan generally will be administered by the Compensation Committee; however, the Board will administer certain grants to nonemployee Directors. The Compensation Committee may delegate its authority under the Amended Plan to a subcommittee. The Compensation Committee may also delegate to one or more of its members or to one or more other Directors or any officers, or to one or more agents or advisors, administrative duties or powers that it may deem advisable. The Compensation Committee may authorize one or more officers to do one or both of the following (subject to certain limitations described in the Amended Plan):

—	designate employees to receive awards under the Amended Plan; and
—	determine the size and type of any such awards.

Reasonable Amended Plan Limits.  Subject to adjustment as described in the Amended Plan, total awards under the Amended Plan are limited to 13,000,000 shares (7,000,000 of which were approved by shareholders in 2011 and 6,000,000 of which are to be approved by shareholders in 2015). The Amended Plan also provides individual award and aggregate award limitations, as further described below.

Fungible Share Counting.  Under the Amended Plan, for any award that is not an option right or an appreciation right, either 2.12 common shares (for awards granted on or before May 7, 2015) or 2.6 common shares (for awards granted on or after May 7, 2015) will be subtracted from the maximum number of common shares available under the Amended Plan for every common share issued or transferred under the award. For awards of option rights and appreciation rights, one common share is subtracted from the maximum number of common shares available under the Amended Plan for every common share issued or transferred under the award.

Limited Share Recycling Provisions.  Subject to the Amended Plan’s share counting rules, the Amended Plan provides that shares issued or transferred pursuant to awards granted under the Amended Plan that are forfeited, or shares subject to an award granted under the Amended Plan that is cancelled or forfeited, expires or is settled for cash (in whole or in part), will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available for issuance or transfer under the Amended Plan. The following shares will not be added back to the aggregate plan limit: (1) shares tendered or otherwise used in payment of the option price of an option right granted under the Amended Plan; (2) shares withheld or otherwise used by the Company to satisfy any tax withholding obligation; and (3) shares that are repurchased by the Company with option right proceeds. Further, all shares covered by appreciation rights that are exercised and settled in shares, whether or not all shares are actually issued to the participant upon exercise of the rights, will be considered issued or transferred pursuant to the Amended Plan.

No Repricing Without Shareholder Approval.  We have never repriced underwater stock options or appreciation rights, and the repricing of underwater option rights and appreciation rights (outside of certain corporate transactions or adjustment events described in the Amended Plan) is prohibited without shareholder approval under the Amended Plan.

Change in Control Definition.  The Amended Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Compensation Committee in any evidence of award, a change in control will be deemed to have occurred if:

—	a person or group buys 30% or more of either the Company’s then outstanding common shares or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors, subject to certain exceptions;

—	individuals who constituted the Company’s Board cease for any reason (other than death or disability) to constitute at least a majority of the Company’s Board, unless their replacements are approved as described in the Amended Plan (subject to certain exceptions);

—	there is a consummation of a merger, consolidation, substantial sale of assets or similar corporate transaction that results in a substantial change in ownership of the Company, as further described in the Amended Plan; or

—	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Dividends and Dividend Equivalents.  The Amended Plan provides that dividends or other distributions on awards (other than option rights or appreciation rights) that are earned or that have restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Other Features.

—	The Amended Plan also provides that, except with respect to converted, assumed or substituted awards as described in the Amended Plan, no option rights or appreciation rights will be granted with an exercise or base price less than the fair market value of our common shares on the date of grant;

—	The Amended Plan contains annual award limits on restricted share, common share, restricted stock unit and option rights awards to our nonemployee Directors, which limits are established at lower levels than those for employee participants in the Amended Plan, as further described below; and

—	The Amended Plan is designed to allow awards made under the Amended Plan to potentially qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Summary of the Other Material Provisions of the Amended Plan

Shares Subject to the Amended Plan. Subject to adjustment as described in the Amended Plan, the maximum number of common shares that may be issued or transferred

—	upon the exercise of option rights or appreciation rights,
—	as restricted shares and released from substantial risk of forfeiture,
—	in payment of restricted stock units,
—	as deferred shares,
—	in payment of performance shares or performance units that have been earned,
—	as common share awards to nonemployee Directors, or
—	in payment of dividend equivalents paid with respect to awards made under the Amended Plan,

will not in the aggregate exceed 13,000,000 common shares (7,000,000 of which were approved by shareholders in 2011 and 6,000,000 of which are to be approved by shareholders in 2015), which may be shares of original issuance or treasury shares or a combination thereof.

For any award granted on or prior to May 7, 2015 that is not an option right or an appreciation right, 2.12 common shares will be subtracted from the maximum number of common shares available under the

Amended Plan for every common share issued or transferred (and, in the case of restricted shares and common shares, released from all substantial risks of forfeiture) under the award. For any award granted on or after May 7, 2015 that is not an option right or an appreciation right, 2.6 common shares will be subtracted from the maximum number of common shares available under the Amended Plan for every common share issued or transferred (and, in the case of restricted shares and common shares, released from all substantial risks of forfeiture) under the award. For awards of option rights and appreciation rights, however, one common share will be subtracted from the maximum number of common shares available under the Amended Plan for every common share issued or transferred under the award.

To determine the number of common shares that remain available for issuance or transfer, the Amended Plan clarifies that common shares covered by an award will not be counted as used unless and until they are actually issued and delivered to a recipient. If any common shares issued or transferred pursuant to an award granted under the Amended Plan are forfeited, or an award granted under the Amended Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the common shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under the Amended Plan. The Amended Plan also provides that:

—	if common shares are tendered or otherwise used in payment of the option price of an option right, the total number of shares covered by the option right being exercised shall count against the aggregate plan limit;

—	common shares withheld or otherwise used by the Company to satisfy tax withholding obligations shall count against the aggregate plan limit;

—	common shares that are repurchased by the Company with option right proceeds shall not be added to the aggregate plan limit; and

—	the gross number of common shares covered by an appreciation right, to the extent that it is exercised and settled in common shares, and whether or not common shares are actually issued to the recipient upon exercise of the appreciation right, shall be considered issued or transferred pursuant to the Amended Plan.

The number of shares actually issued or transferred by the Company upon the exercise of incentive stock options (“ISOs”) will not exceed 7,000,000, subject to adjustment as provided for in the Amended Plan. Upon the payment in cash of a benefit provided by any award under the Amended Plan, any common shares that were covered by such award shall again be available for issuance or transfer under the Amended Plan.

The Amended Plan also provides the following additional limits, subject to adjustment as provided for in the Amended Plan:

—	no participant will be granted option rights or appreciation rights, in the aggregate, for more than 500,000 common shares during any calendar year;

—	no participant will be granted awards of restricted shares, restricted stock units, deferred shares, performance shares or performance units that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 500,000 common shares during any calendar year;

—	no participant in any calendar year will receive an award of performance units that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $10,000,000; and

—	no nonemployee director will be granted, in any calendar year, awards in excess of 6,000 restricted shares, 7,500 common shares, 7,500 restricted stock units and 9,000 option rights.

Option Rights. Option rights provide the recipient the right to purchase a specified number of common shares at a price (except with respect to certain converted, assumed or substituted awards as described in the Amended Plan) not less than their fair market value on the date of the grant. Each grant of option rights must specify the form of consideration and the manner of payment, which may include (1) cash, check or other cash equivalents, (2) nonforfeitable and unrestricted common shares already owned by the optionee that have a value at the time of exercise that is equal to the option price, (3) any net exercise arrangement established by our Compensation Committee, subject to limitations as described in the Amended Plan, (4) any other legal consideration that our Compensation Committee deems appropriate, or (5) any combination of these methods. To the extent permitted by law, any grant of option rights may provide for the deferred payment of the option price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the common shares to which the exercise relates. As of February 23, 2015, the fair market value of the Company’s common shares was $42.15 per share.

Option rights granted under the Amended Plan may be option rights that are intended to qualify as ISOs within the meaning of Section 422 of the Code or option rights that are not intended to so qualify, or combinations thereof. ISOs may be granted only to participants who meet the definition of “employees” under Section 3401(c) of the Code.

Successive grants of option rights may be made to the same recipient regardless of whether any option rights previously granted to such recipient remain unexercised. No option rights may be exercised more than 10 years from the date of grant. Each grant to an employee must specify the period or periods of continuous service that is necessary before the option rights or installments thereof become exercisable (provided that, except as otherwise described in this paragraph, no grant of option rights may become exercisable sooner than after one year) and may provide for the earlier exercisability of the option rights, including in the event of the retirement, death or disability of the recipient. Further, any grant of option rights may provide for the earlier exercise of such option rights in the event of a change in control of the Company only where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such option rights are not assumed or converted into replacement awards in a manner described in the evidence of award. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise such rights. Option rights will not provide for any dividends or dividend equivalents. Each option right grant must be evidenced by an evidence of award (as described in the Amended Plan) that will contain such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may determine.

Appreciation Rights.  Appreciation rights provide the recipient with the right to receive from the Company an amount, determined by our Compensation Committee and expressed as a percentage not exceeding 100%, of the difference between the base price established for the appreciation rights (or the option price for the related option right, if a tandem appreciation right) and the market value of the common shares on the date the rights are exercised (or the spread). Appreciation rights can be tandem (i.e., granted with option rights to provide an alternative to the exercise of the option rights) or freestanding. Tandem appreciation rights may generally be granted at any time prior to the exercise or termination of the related option rights, but a tandem appreciation right awarded in relation to an ISO must be granted concurrently with such ISO. Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and the spread is positive, and require that the related option right be surrendered for cancellation. The exercise of an option right will result in the cancellation on share-for-share basis of any related tandem appreciation right granted under the Amended Plan.

Free-standing appreciation rights, except with respect to converted, assumed or substituted awards as described in the Amended Plan, must have a base price per right that is not less than the fair market value of the common shares on the date of grant. A grant of appreciation rights may specify the period or periods of continuous employment that is necessary before such appreciation rights become exercisable (provided that, except as otherwise described in this paragraph, no grant of appreciation rights may become exercisable sooner than after one year). A grant of appreciation rights may provide for the earlier exercise of the appreciation rights, including in the event of the retirement, death or disability of the recipient. Free-standing appreciation rights may not be exercisable more than ten years from the date of grant. Further, any grant of appreciation rights may provide for the earlier exercise of such appreciation rights in the event of a change in control of the Company only where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such appreciation rights are not assumed or converted into replacement awards in a manner described in the evidence of award. Successive grants of free-standing appreciation rights may be made to the same recipient regardless of whether any free-standing appreciation rights previously granted to such participant remain unexercised.

Any grant of appreciation rights may specify that the amount payable by the Company on exercise of an appreciation right may be paid in cash, in common shares or in a combination of the two, and may (subject to certain limitations as described in the Amended Plan) (1) either grant to the recipient or reserve in our Compensation Committee the right to elect among those alternatives or (2) preclude the right of the recipient to receive and the Company to issue common shares or other equity securities in lieu of cash. Any grant of appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights, waiting periods before appreciation rights become exercisable and permissible dates or periods on or during which appreciation rights are exercisable. Appreciation rights will not provide for any dividends or dividend equivalents. Each grant of appreciation rights will be evidenced by an evidence of award, which will describe the appreciation rights, identify any related option rights, and set forth the terms and conditions of the award, consistent with the Amended Plan, that the Compensation Committee determines.

Restricted Shares.  A grant or sale of restricted shares constitutes an immediate transfer of ownership of the shares to the recipient in consideration of the recipient’s performance of services. Each such grant or sale may be made without additional consideration from the recipient or in consideration of a payment by the recipient that is less than the fair market value of common shares on the date of grant. Restricted shares entitle the recipient to dividend, voting and other ownership rights. Generally, restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, for a period to be determined by our Compensation Committee on the date of grant or until management objectives are achieved. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than three years, except that restrictions may be removed ratably during the three-year period as determined by our Compensation Committee.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. However, restrictions relating to restricted shares that vest upon the achievement of management objectives may not terminate sooner than after one year. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified management objectives. To enforce the forfeiture provisions with respect to restricted shares, the transferability of restricted shares is prohibited or restricted in the manner prescribed by our Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue. Our Compensation Committee may provide for the earlier termination of the forfeiture provisions, including in the event of the retirement, death or disability of the recipient. Further, any grant or sale of restricted shares may provide for the earlier termination of restrictions on such restricted shares in the event of a change in control only where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such restricted shares are not assumed or converted into replacement awards in a manner described in the evidence of award. No restricted shares award intended to comply with the requirements for “qualified performance-based compensation” for purposes of Section 162(m) of the Code will provide for early termination of restrictions (except in connection with the death or disability of the participant or a change in control) if such provisions would cause such award to fail to so qualify.

Any grant or sale may require that any or all dividends or other distributions paid on the restricted shares during the period of such restrictions be automatically sequestered, but dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives shall be deferred until and paid contingent upon the achievement of the applicable management objectives. Sequestered dividends or other distributions may be reinvested on an immediate or deferred basis in additional common shares, which may be subject to the same restrictions as the underlying award or other restrictions determined by the Compensation Committee. Each grant or sale of restricted shares will be evidenced by an evidence of award that will set forth the terms and provisions of the award as determined by the Compensation Committee in accordance with the Amended Plan.

Restricted Stock Units.   A grant or sale of restricted stock units constitutes an agreement by the Company to deliver common shares, cash or a combination of common shares and cash to the recipient in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement of management objectives) during the restriction period as our Compensation Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value of common shares on the date of grant. During the applicable restriction period, the recipient will have no right to transfer any rights under his or her award, will have no rights of ownership in the common shares deliverable upon payment of the restricted stock units, and will have no right to vote such common shares. Our Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on restricted stock units on either a current, deferred or contingent basis, either in cash or in additional common shares. However, dividends or other distributions on common shares underlying restricted stock units with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

Restricted stock units with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period as determined by our Compensation Committee. Additionally, our Compensation Committee may provide for a shorter restriction period, including in the event of the retirement, death or disability of the recipient. If the restricted stock units have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than after one year, but again may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the recipient. Each grant may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted stock units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified management objectives. Any grant or sale of restricted stock units may provide for the earlier termination of restrictions on such restricted stock units in the event of a change in control only where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such restricted stock units are not assumed or converted into replacement awards in a manner described in the evidence of award. However, no restricted stock units intended to comply with the requirements for “qualified performance-based compensation” for purposes of Section 162(m) of the Code will provide for early termination of restrictions (except in connection with the death or disability of the participant or a change in control) if such provisions would cause such award to fail to so qualify. Each grant or sale of restricted stock units will also specify the time and manner of payment of the restricted stock units that have been earned. Each grant or sale of restricted stock units will be evidenced by an evidence of award containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve.

Deferred Shares.   The grant or sale of deferred shares represents an agreement to issue or transfer common shares to the recipient following a deferral period in consideration of the recipient’s performance of services, subject to the fulfillment of conditions specified by our Compensation Committee. Each such grant or sale may be made without additional consideration from the recipient or in consideration of a payment by the recipient that is less than the fair market value of common shares on the date of grant. The recipient cannot transfer any rights under his or her award, has no rights of ownership in the deferred shares, and has no right to vote the deferred shares. Our Compensation Committee may authorize the payment of dividend equivalents on the deferred shares, in cash or common shares, on a current, deferred or contingent basis, but dividend equivalents on deferred shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Generally, our Compensation Committee must fix a deferral period of at least three years, which period may terminate ratably during the three-year period as determined by our Compensation Committee, and may provide for the earlier termination of the deferral period, including in the event of retirement, death or disability of the recipient.

The deferral period may also end upon the achievement of management objectives, and if the deferred shares have a deferral period that lapses upon the achievement of management objectives, the deferral period cannot lapse sooner than after one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the recipient. Each grant of deferred shares may specify in respect of management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of deferred shares for which the deferral period will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified management objectives.

Any grant or sale of deferred shares may provide for the earlier termination of the deferral period relating to such deferred shares in the event of a change in control only where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such deferred shares are not assumed or converted into replacement awards in a manner described in the evidence of award. However, no deferred shares intended to comply with the requirements for “qualified performance-based compensation” for purposes of Section 162(m) of the Code will provide for such early termination of restrictions (except in connection with the death or disability of the participant or a change in control) if such provisions would cause such award to fail to so qualify. Each grant of deferred shares will be evidenced by an evidence of award that will contain terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve.

Performance Shares and Performance Units.   A performance share is a bookkeeping entry equivalent to one common share and a performance unit is a bookkeeping entry equivalent to $100.00 or such other value as determined by our Compensation Committee. Each grant of performance shares or performance units will specify management objectives which, if achieved, will result in payment or early payment of the award. Each grant must specify the number of performance shares or performance units to which it pertains, which may be subject to adjustment based on changes in compensation or other factors. However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. The performance period for performance shares or performance unit awards will be at least one year, as determined by the Compensation Committee, and may be subject to earlier termination, including in the event of the retirement, death or disability of the recipient. Further, the performance period may be subject to earlier lapse or modification in the event of a change in control only where either (1) within a specified period the participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (2) such performance shares or performance units are not assumed or converted into replacement awards in a manner described in the evidence of award. However, no such adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the death or disability of the recipient or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Each such grant may specify in respect of the specified management objectives a minimum acceptable level of achievement below which no payment will be made and may set a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified management objectives. To the extent earned, the performance shares or performance units will be paid to the recipient at the time and in the manner determined by our Compensation Committee. Any grant of performance shares or performance units may specify that any such amount may be paid by the Company in cash, common shares or a combination of the two, and may either grant to the recipient or reserve to the Compensation Committee the right to elect among those alternatives. The grant may provide for the payment of dividend equivalents in cash or in common shares, subject in all cases to deferral and payment on a contingent basis based on the recipient’s earning of the performance shares or performance units with respect to which such dividend equivalents are paid. Each grant of performance shares or performance units must be evidenced by an evidence of award that will contain such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may determine.

Management Objectives.   The Amended Plan requires that our Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by our Compensation Committee, option rights, appreciation rights, restricted shares, restricted stock units, deferred shares and dividend equivalents may also specify management objectives. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual recipient or of one or more of the Company’s (or its subsidiaries’) subsidiaries, divisions, departments, regions, functions or other organizational units. Management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Our Compensation Committee may grant awards subject to management objectives that are either intended or not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code must be based on one or more, or a combination, of the following criteria: cash flow, comparisons with peer companies or stock market indices, cost of capital, customer service, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic profit, free cash flow, gross profits, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, shareholder return and/or working capital.

In the case of awards intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, each management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Compensation Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. Except in the case of such award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change in control of the Company) where such action would result in the Company’s loss of the exemption of the award under Section 162(m) of the Code, if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may, in its discretion, modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as our Compensation Committee deems appropriate and equitable.

Common Share Awards to Nonemployee Directors.   The Board may authorize the grant of common shares to nonemployee Directors of the Company. Each such grant will constitute an immediate transfer of the ownership of common shares to the nonemployee director in consideration of the performance of services, entitling such nonemployee director to dividend, voting and other ownership rights, subject to any applicable substantial risk of forfeiture and restrictions on transfer. Each grant of common shares to a nonemployee director must provide that the common shares covered thereby will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period (not less than one year) to be determined by the Board on the date of grant. During the period of such substantial risk of forfeiture, the transferability of the common shares will be prohibited or restricted in the manner and to the extent prescribed by the Board on the date of grant.

Any grant of common shares to a nonemployee director subject to restrictions may provide for the earlier termination of restrictions on such common shares, including in the event of the retirement, death or disability of the nonemployee director. Further, any grant of common shares to a nonemployee director subject to restrictions may provide for the earlier termination of restrictions on such common shares in the event of a change in control of the Company only where either (1) within a specified period the nonemployee director involuntarily ceases serving as a nonemployee director for reasons other than for cause or the nonemployee director terminates his or her service for good reason or (2) such common shares are not assumed or converted into replacement awards in a manner described in the evidence of award. Any grant of common shares to a nonemployee director may require that any or all dividends or other distributions paid on the common shares during the period of such restrictions be automatically sequestered. Sequestered dividends or other distributions may be reinvested on an immediate or deferred basis in additional common shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Board may determine. Each grant of common shares to a nonemployee director shall be evidenced by an evidence of award, which shall contain such terms and provisions as the Board may determine consistent with the Amended Plan.

Administration.   The Compensation Committee, as constituted from time to time, generally will administer and interpret the Amended Plan, but the Board will administer certain grants to nonemployee Directors. The Compensation Committee will be composed of not less than three Directors, each of whom must (1) meet all applicable independence requirements of the NYSE (or the principal national securities exchange on which the common shares are traded), (2) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and (3) be an “outside director” within the meaning of Section 162(m) of the Code. Our Compensation Committee may from time to time delegate all or any part of its authority under the Amended Plan to any subcommittee.

The Compensation Committee may delegate certain administrative powers to one or more of its members or one or more other Directors or any officers of the Company, or to one or more agents or advisors, and any such person may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the Amended Plan. The Compensation Committee may authorize one or more officers of the Company to designate employees to be recipients of the awards granted under the plan and to determine the size and type of the awards granted. Officers may not, however, grant awards to the Company’s Section 16 Directors, officers or more than 10% beneficial owners or any other person subject to 162(m) of the Code. Any resolution delegating administrative powers to an officer must set forth the total number of common shares related to the awards the officer may grant and the terms of the awards, and the officer must report periodically to our Compensation Committee regarding the nature and scope of awards granted pursuant to the delegated authority.

Except in connection with certain corporate transactions described in the Amended Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding option rights or the base price of outstanding appreciation rights, or to cancel outstanding option rights or appreciation rights in exchange for cash, other awards, or option rights or appreciation rights with an option price or base price, as applicable, that is less than the option price of the original option rights or base price of the original appreciation rights, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” option rights and appreciation rights and will not be construed to prohibit adjustments in connection with certain corporate transactions provided for in the Amended Plan.

In addition, notwithstanding anything in the Amended Plan to the contrary, up to 5% of the maximum number of common shares that may be issued or transferred under the Amended Plan, subject to adjustment as provided for in the Amended Plan, may be used for awards granted as option rights, appreciation rights, restricted shares, restricted stock units, deferred shares, performance shares, performance units or common share awards to nonemployee Directors that do not comply with the three-year or one-year minimum vesting requirements described above.

The interpretation by our Compensation Committee of any provision of the Amended Plan or any evidence of award thereunder, and any determination by the Compensation Committee pursuant to any provision of the Amended Plan or any such evidence of award will be final and conclusive.

Eligibility.   Officers or other key employees of the Company or any subsidiary or any person who has agreed to commence serving in any such capacity within 90 days of the date of grant may be selected by the Compensation Committee to receive benefits under the Amended Plan. Nonemployee Directors may also receive awards under the Amended Plan. Persons who provide services to the Company or a subsidiary that are equivalent to those typically provided by an employee may also be selected by the Compensation Committee to receive benefits under the Amended Plan (provided that such persons satisfy the Form S-8 definition of “employee”). Approximately 330 employees of the Company and its subsidiaries and persons providing services to the Company under an agreement with a foreign nation or agency, as determined by our Compensation Committee, may be selected to receive benefits under the Amended Plan. In addition, 10 nonemployee Directors of the Company will be eligible for discretionary grants under the Amended Plan.

Transferability.   Except as otherwise determined by the Compensation Committee, no option right, appreciation right or other derivative security (as defined in applicable rules of the SEC) awarded under the Amended Plan will be transferable by a recipient other than by will or the laws of descent and distribution, and in no event will any award granted under the Amended Plan be transferred for value. Option rights and appreciation rights will be exercisable during a recipient’s lifetime only by the recipient or, in the event of the recipient’s legal incapacity, by the recipient’s guardian or legal representative. Any award made under the Amended Plan may provide that any common shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments.   The number and kind of shares covered by outstanding option rights, appreciation rights, restricted shares, restricted stock units, deferred shares and performance shares and performance units, and the prices per share applicable thereto, and other terms and provisions of such awards, are subject to adjustment in the event of certain corporate transactions or events (as provided in the Amended Plan) as the Compensation Committee shall determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from such transaction or event. In the event of any such transaction or event, or in the event of a change in control of the Company, the Compensation Committee shall provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash) as it shall in good faith determine to be equitable under the circumstances and may require the surrender of awards so replaced in a manner that complies with Section 409A of the Code. On or after the date of grant, the Compensation Committee may provide that the holder of an award under the Amended Plan may elect to receive an equivalent award in respect of securities of the surviving entity in any merger, consolidation or other transaction or event having a similar effect, or the Compensation Committee may provide that the holder will automatically be entitled to receive such an equivalent award. In addition, for each option right or appreciation right with an option price or base price greater than the consideration offered in connection with any transaction or event described in the adjustment section of the Amended Plan or any change in control of the Company, our Compensation Committee may in its sole discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. The Compensation Committee shall also make or provide for adjustments in aggregate and individual award limits under the Amended Plan as it shall determine to be appropriate to reflect any transaction or event described above. However, any adjustment to the limit on ISOs that may be granted under the Amended Plan will be made only if and to the extent that it would not cause any option right intended to qualify as an ISO to fail to so qualify.

Certain Terminations of Employment.   If permitted by Section 409A and Section 162(m) of the Code, but subject to the following sentence, in the event of a termination of employment by reason of death, disability or normal retirement or early retirement with the consent of the Company, our Compensation Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including accelerating the date when an option right or appreciation right becomes exercisable or the time at which an award vests, or waiving or modifying any other limitation or requirement with respect to any award under the Amended Plan, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a participant’s death or disability, or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Subject to the anti-repricing provisions of the Amended Plan, our Compensation Committee may amend the terms of awards granted under the Amended Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a participant’s death or disability, or a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, our Compensation Committee will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Subject to adjustment as described in the Amended Plan, no such amendment shall impair the rights of any participant without his or her consent.

Change in Control.   Change in control is defined in the Amended Plan to mean, except as may be otherwise prescribed by the Compensation Committee in an evidence of award, the occurrence of any of the following events:

—	The acquisition by an individual, entity or group of beneficial ownership of 30% or more of either our then-outstanding common shares or the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of Directors (“Voting Shares”), subject to exceptions for any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or any acquisition by any individual, entity or group pursuant to a transaction which complies with the three exceptions described in the third bullet of this section;

—	Individuals who, as of the effective date of the Amended Plan, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board. However, any individual becoming a director subsequent to the effective date of the Amended Plan whose election or nomination was endorsed by a majority of the Directors then comprising the Incumbent Board will be considered part of the Incumbent Board, excluding any director assuming office as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual entity or group other than the Board;

—	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company unless, following such transaction (1) all or substantially all of the beneficial owners of the common shares and Voting Shares immediately prior to such transaction beneficially own more than 66-2/3% of the common stock and the combined voting power entitled to elect Directors of the resulting or surviving entity in substantially the same proportions, (2) no individual, entity or group (excluding any entity resulting from such transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such transaction) beneficially owns 30% or more of the common stock or the combined voting power of the resulting entity (except to the extent that such ownership existed prior to the transaction), and (3) at least a majority of the members of the board of directors of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

—	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Detrimental Activity and Recapture Provisions.   Any grant under the Amended Plan may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award either if the recipient is found to be engaging in activities detrimental to the Company (as further described in the Amended Plan or in the applicable evidence of award), including, but not limited to, competition with the Company, unauthorized disclosure of the Company’s confidential or proprietary information or “termination for cause” (as defined in the Amended Plan), or if recapture of such awards (including gains related to such awards) is required under the rules and regulations of the SEC or any national securities exchange on which the common shares are traded.

Effective Date and Termination.   The Long-Term Incentive Plan was effective as of May 10, 2011. The Amended Plan will be effective as of the date it is approved by our shareholders. No grants may be made under the Amended Plan more than ten years after the date of shareholder approval, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended Plan. Our Compensation Committee may, in its discretion, terminate the Amended Plan at any time, but termination of the Amended Plan will not affect the rights of participants or their successors under any awards outstanding under the Amended Plan and not exercised in full on the date of termination.

Withholding Taxes.   To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld. If a participant’s benefit is to be received in the form of common shares, and such participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Compensation Committee, the Company will withhold common shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income tax and employment tax laws, the participant may elect (unless otherwise determined by the Compensation Committee and subject to limitations as described in the Amended Plan) to satisfy the obligation by having us withhold common shares or by delivering previously acquired common shares, as further described in the Amended Plan. In no event will the market value of the common shares to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as we may require for the payment of any withholding tax obligation that may arise in connection with the disposition of common shares acquired upon the exercise of option rights.

Amendments and Miscellaneous.   The Amended Plan may be amended by our Compensation Committee so long as any amendment that would materially increase the benefits accruing to participants under the Amended Plan, would materially increase the number of securities which may be issued under the Amended Plan, would materially modify the requirements for participation in the Amended Plan or must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NYSE will not be effective unless and until shareholder approval of such amendment is obtained. Without limiting the generality of the foregoing, our Compensation Committee may amend the Amended Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.

Except with respect to option rights, appreciation rights and restricted shares, our Compensation Committee may permit recipients to elect to defer the issuance of common shares or the settlement of awards in cash under procedures set forth by our Compensation Committee and intended to comply with Section 409A of the Code. The Compensation Committee may also provide that deferral settlements include payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents where the deferral amounts are denominated in common shares.

No participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under the Amended Plan prior to the date as of which he or she is actually recorded as the holder of those shares upon our stock records. We are not required to issue any fractional common shares under the Amended Plan, but instead may provide for the elimination of fractions or the settlement of fractions in cash.

The Amended Plan and all actions taken pursuant to the Amended Plan are to be governed by the internal substantive laws of the State of Ohio.

Section 409A of the Code.   To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, and the Amended Plan and any grants made thereunder will be administered in a manner consistent with that intent. The Amended Plan is subject to certain limitations intended to comply with Section 409A of the Code, as further described therein.

Stock-Based Awards in Substitution for Options or Other Awards Granted by Another Company.   Awards may be granted under the Amended Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Amended Plan, and may account for common shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

In the event that a company acquired by us or any of our subsidiaries or with which we or any subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Amended Plan. However, awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not our employees or Directors or employees or directors of any of our subsidiaries prior to the acquisition or merger.

Any common shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, ours as described above will not reduce the common shares available for issuance or transfer under the Amended Plan or otherwise count against the limits contained in the Amended Plan. In addition, no common shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, ours as described above will be added to the aggregate plan limit contained in the Amended Plan.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Nonqualified Option Rights.   In general, (1) no income will be recognized by an optionee at the time a nonqualified option right is granted, (2) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights.   No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights.   No income will be recognized by a recipient in connection with the grant of a tandem appreciation right or a freestanding appreciation right. When the appreciation right is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Shares.   The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units.   No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Deferred Shares.   No income generally will be recognized upon the award of deferred shares. The recipient of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.   No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.

Tax Consequences to the Company or Subsidiary.   To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Amended Plan, such as time-vested restricted shares, deferred shares and restricted stock units, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Vote Required to Approve the Amended Plan

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of the Amended Plan. Abstentions and broker non-votes will not be counted for determining whether the Amended Plan is approved.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the Amended Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended Plan by our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE TIMKEN COMPANY 2011 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF FEBRUARY 13, 2015.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be granted in the future under the Amended Plan because the grant and actual settlement of awards under the Amended Plan are subject to the discretion of the plan administrator.

Prior Option Rights Grants

The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of option rights awarded under the Current Plan from inception through February 23, 2015:

Name	Number of Options Granted
Named Executive Officers:
Richard G. Kyle, President and CEO	276,850

Philip D. Fracassa, Executive Vice President, Chief Financial Officer	54,425

Christopher A. Coughlin, Executive Vice President, Group President	127,125

William R. Burkhart, Executive Vice President, General Counsel and Secretary	60,075

J. Ted Mihaila, Senior Vice President and Controller	23,675

James W. Griffith, Former President and Chief Executive Officer	281,200

Ward J. Timken, Jr., Former Chairman – Board of Directors	275,100

Glenn A. Eisenberg, Former Executive Vice President – Finance and Administration	57,500

All current executive officers as a group	542,150

All current non-employee Directors as a group	0

Each nominee for election as a Director	0

Each associate of any of the foregoing	0

Each other person who received at least 5% of all options granted	0

All employees, excluding current executive officers	1,153,071

ITEM NO. 6

SHAREHOLDER PROPOSAL – SPECIAL SHAREOWNER MEETINGS

A shareholder, whose name, address, and share ownership are available upon request as described on page 89, has notified the Company of his intention to offer the following proposal for consideration of the shareholders at the 2015 Annual Meeting of Shareholders:

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 25% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Ohio law allows 25% of shareholders to call a special meeting and hundreds of companies have adopted a 25% threshold or lower. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. Plus Ohio law, where our company is unfortunately incorporated, effectively denies shareholders the right to act by written consent.

This is also important because there could be a 15-month span between our annual meetings. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

This proposal is more important to Timken because it currently takes a whopping 51% of the voting power of all shares outstanding to call a special meeting. This high 51% threshold equals the number of shares that would be needed to approve a proposal at a special meeting.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

The following directors each had 11 to 15-years long tenure which detracts from director independence: Frank Sullivan, Joseph Ralston (Lead Director, which demands a higher standard of independence), Ward Jackson Timken, Jacqueline Woods and John Luke. Plus these independence-challenged directors controlled 67% of the votes on our most important board committees. And our Chairman, John Timken, was inside-related.

John Reilly, on our audit and executive pay committee, was negatively flagged by GMI Ratings, an independent investment research firm, because of his involvement with the Exide Technologies board when it filed for bankruptcy.

Timken and certain U.S. subsidiaries were designated as potentially responsible parties by the EPA for site investigation and remediation at Superfund sites. Our company is also conducting environmental investigation and/or remediation activities at a number of current or former operating sites. Our company did not have a board committee responsible for oversight of our company’s environmental practices.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

SHAREHOLDER PROPOSAL – SPECIAL SHAREOWNER MEETINGS

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST this proposal.

After careful consideration, the Board believes the shareholder proposal to lower the threshold for holders of our common shares to call a special meeting of shareholders (“Special Meeting”) is not in the best interests of the Company and its shareholders. Our Amended Regulations currently provide that any person or persons holding at least 50% of our common shares outstanding and entitled to vote may call a Special Meeting. The Board believes that the current threshold is reasonable and appropriate because it prevents a limited group of shareholders from calling costly and possibly numerous Special Meetings on topics and for reasons that may not be in the best interests of the Company or its shareholders.

The proponent incorrectly suggests that unless the threshold is lowered, shareholders will not be able to vote on important matters that may arise between annual meetings of shareholders. However, Ohio law provides that shareholders must be given the opportunity to vote on significant corporate actions such as: (a) mergers; (b) the sale or disposition of all or substantially all of the assets of a company; and (c) amendments to a company’s articles of incorporation or regulations that are reserved by law to be acted upon only by vote of the shareholders. Additionally, the listing standards of the NYSE similarly require us to seek shareholder approval for other significant matters, including the issuance of common shares in many circumstances, such as when such issuance would result in a change in control of the Company. Thus, the opportunity for shareholder votes on important matters that may arise between annual meetings of shareholders is already well-established.

We believe that a special shareholder meeting should only be convened to address extraordinary events when fiduciary, strategic or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting of shareholders. The current shareholder proposal contains no such constraints and would permit a group of minority shareholders to take the extraordinary measure of calling a Special Meeting to cover any agenda item, including matters of interest only to the moving shareholders. Such minority shareholders have no fiduciary or other duties to the other shareholders of the Company and could presumably call a Special Meeting for any reason without having accountability to the rest of the shareholders or the Company.

Convening a meeting of shareholders is not an insignificant or inexpensive effort. Organizing and preparing for a Special Meeting imposes substantial legal and administrative costs on the Company and requires a significant commitment of time and focus from management, as well as the Board. Giving holders of as little as 25% of our outstanding common shares unfettered power to call a Special Meeting creates an opportunity for potential abuse and waste of corporate resources. We believe that adopting this proposal presents a real risk of significant cost, management and Board distraction and diversion of resources. Special Meetings called at the request of a minority of our shareholders could also place substantial burdens on the rest of our shareholders, who will need to devote considerable time and resources to evaluate the matters to be addressed at any Special Meeting. As a result, we believe that approving this proposal would not be in the best interest of shareholders.

We maintain open lines of communication with large and small shareholders regarding important issues relating to our business and items of interest to our shareholders. Further, shareholders have additional rights to be heard on critical matters. For example, as described elsewhere in this Proxy Statement, shareholders can communicate directly with the Board on important matters pertaining to the Company. If important matters are brought to the attention of the Board, it can consider the issues carefully and determine a recommended course of action for shareholder consideration, including calling a Special Meeting. Unlike a shareholder with a potential agenda or special interest, our Directors have a fiduciary duty to represent the best interests of all of our shareholders and are mindful of that duty in determining whether to call a Special Meeting.

Shareholders also have meaningful existing opportunities to raise matters at our annual meetings of shareholders. Shareholders have frequently used our annual meetings of shareholders to express their views and concerns by making proposals through the shareholder proposal provisions of our Amended Regulations and the proxy rules. We believe that annual meetings of shareholders are the most appropriate forum for shareholders to submit such proposals.

The Company is strongly committed to good governance practices and is responsive to the views and concerns of its shareholders. The Company’s existing corporate governance mechanisms and its open lines of communication with shareholders ensure accountability to all shareholders while enabling the Board to protect the Company from hostile or abusive tactics. The Board believes that this proposal should be evaluated in the context of the Company’s overall corporate governance practices, which include: (a) a declassified Board, where all Directors stand for election each year; (b) an independent Chairman of the Board; (c) an independent Lead Director; (d) a “clawback” policy that allows the Company to retract compensation awarded to its executives through its incentive plans if such executive engages in behavior that is detrimental to the Company; (e) a majority voting policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board for its consideration; and (f) a highly independent board with 9 out of 11 Directors and all Board committee members determined to be independent.

The Board does not believe that there is any merit to the proponent’s contention that the long tenure of certain directors detracts from the independence of those directors or our Board. We believe that having some members of the Board with longer tenures ensures that there are people with an intimate understanding of the Company and its history. In addition, several new directors have been added to the Board during the last two years, including Maria A. Crowe, Richard G. Kyle, Christopher L. Mapes and

Ajita G. Rajendra, each of whom has brought to the Board new insight and experience beneficial to our performance.

The Board believes that the Company’s current policies, governing documents, Ohio law and NYSE listing standards appropriately address the circumstances under which Special Meetings may be called.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of the copies of such reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2014, by our executive officers, Directors, or 10% shareholders.

SUBMISSION OF SHAREHOLDER PROPOSALS

We must receive by November 28, 2015 any proposal of our shareholders intended to be presented at the 2016 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2016 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2016 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2015 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2016 Annual Meeting of Shareholders is first made. Our proxy related to the 2016 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 11, 2016.

SHAREHOLDER COMMUNICATIONS

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mount Pleasant Street N.W., North Canton, Ohio 44720. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.

GENERAL

On the record date of February 23, 2015, we had 87,720,415 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2015 Annual Meeting of Shareholders.

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR Item No. 2, FOR Item No. 3, FOR Item No. 4, FOR Item No. 5 and AGAINST Item No. 6, and, as to any other business as may be properly brought before the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.

You may revoke your proxy at any time before the 2015 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2015 Annual Meeting of Shareholders. Under Ohio law and our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2015 Annual Meeting of Shareholders.

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2014 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2015, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to William R. Burkhart, Executive Vice President, General Counsel and Secretary, The Timken Company, 4500 Mount Pleasant Street N.W., North Canton, Ohio 44720. The name, address and share ownership of the person submitting the Shareholder Proposal on page 85, may be obtained using the contact information above or calling (234) 262-3000.

APPENDIX A

THE TIMKEN COMPANY

SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN,

AS AMENDED AND RESTATED AS OF FEBRUARY 13, 2015

1. Purpose.  The purpose of the Senior Executive Management Performance Plan (the “Plan”) is to attract and retain key executives for The Timken Company, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives and rewards for performance. Incentive bonus payments made under the Plan may constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Regulations promulgated there under, and the Plan shall be construed consistently with such intention.

2. Definitions.  As used in this Plan,

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other Committee-designated executive officer of the Corporation, including those that in the Committee’s judgment could, in the absence of the Plan, be paid compensation the deductibility of which, to the Corporation, could be limited by Section 162(m) of the Code.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.

“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative company performance in—cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service, shareholder return, gross profits and/or comparisons with peer companies or stock market indices. Management objectives may be stated as a combination of the preceding factors.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Restatement” means a restatement of any part of the Corporation’s financial statements for any fiscal year or years after 2009 due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3. Administration of the Plan.  The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4. Eligibility.  Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a) Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $6,000,000.

6. Committee Certification.  As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

7. Payment of Incentive Bonuses.  Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and one-half months after the close of the Company’s fiscal year.

8. Recovery of Incentive Bonuses.  If a Restatement occurs and the Committee determines that an Eligible Executive is personally responsible for causing the Restatement as a result of the Eligible Executive’s personal misconduct or any fraudulent activity on the part of the Eligible Executive, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Corporation to recover all or any portion (but no more than 100%) of the Incentive Bonus paid or payable to the Eligible Executive for some or all of the years covered by the Restatement.

The amount of any Incentive Bonus recovered by the Corporation shall be limited to the amount by which such Incentive Bonus exceeded the amount that would have been paid to or received by the Eligible Executive had the Corporation’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.

The Committee shall also determine whether the Corporation shall effect any recovery under this Section 8 by: (a) seeking repayment from the Eligible Executive; (b) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Eligible Executive under any compensatory plan, program or arrangement maintained by the Corporation (subject to applicable law and the terms and conditions of such plan, program or arrangement); (c) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Eligible Executive in accordance with the Corporation’s compensation practices; or (d) by any combination of these alternatives.

9. No Right to Bonus for Continued Employment.  Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

10. Withholding.  The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

11. Nontransferability.  Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. Effective Date.  Subject to its approval by the shareholders, this Plan shall remain effective until the first shareholders’ meeting in 2020, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

APPENDIX B

THE TIMKEN COMPANY

2011 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF FEBRUARY 13, 2015

1.          Purpose.  The purpose of The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Plan”) is to enable The Timken Company, an Ohio corporation (the “Corporation”), and its Subsidiaries, to attract, retain and motivate key employees by providing such persons incentives and rewards for performance and to promote equity participation by key employees and directors of the Corporation, thereby reinforcing a mutuality of interest with other shareholders, and permitting key employees and directors to share in the Corporation’s growth.

2.          Definitions.  As used in this Plan,

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, including both a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.

“Board” means the Board of Directors of the Corporation.

“Change in Control” means, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, the occurrence of any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either: (A) the then-outstanding Common Shares or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common

Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee described in Section 17(a) of this Plan.

“Common Shares” means (i) shares of the common stock of the Corporation and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 12 of this Plan.

“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares, Restricted Stock Units, Deferred Shares or Common Shares shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto, including the date on which a grant of Common Shares to a Nonemployee Director becomes effective pursuant to Section 10 of this Plan.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 8 of this Plan.

“Deferred Shares” means an award pursuant to Section 8 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Detrimental Activity” means, except as otherwise provided in an Evidence of Award:

(i)

Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Corporation in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;

(ii)	Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary;

(iii)	The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a director of or consultant for the Corporation or its Subsidiaries thereafter;

(iv)	The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries;

(v)	Activity that results in Termination for Cause. For the purposes of this Section, “Termination for Cause” shall mean a termination:

(A)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed; or

(B)	due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary; or

(vi)	Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.

“Effective Date” means the date that this Plan is approved by the shareholders of the Corporation.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of one or more awards granted under this Plan. An Evidence of Award may be in any electronic medium, may be limited to notation on the books and records of the Corporation and, unless otherwise determined by the Committee, need not be signed by a representative of the Corporation or a Participant.

“Existing Plan” means The Timken Company Long-Term Incentive Plan, as Amended and Restated as of February 5, 2008.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right or similar right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares and dividend equivalents. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Corporation or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Compensation Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria: cash flow, comparisons with peer companies or stock market indices, cost of capital, customer service, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic profit, free cash flow, gross profits, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, shareholder return and/or working capital.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

“Market Value per Share” means as of any particular date the closing sale price of the Common Shares as reported on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for the Common Shares on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

“Nonemployee Director” means a member of the Board who is not an employee of the Corporation or any Subsidiary.

“Optionee” means the person named in an Evidence of Award evidencing an outstanding Option Right.

“Option Price” means the purchase price payable upon the exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at that time an officer, including without limitation an officer who may also be a member of the Board, or other key employee of the Corporation or any Subsidiary or who has agreed to commence serving in any such capacity within 90 days of the Date of Grant, and shall also include each Nonemployee Director who receives an award pursuant to this Plan. The term “Participant” shall also include any person who provides services to the Corporation or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 9 of this Plan within which the Management Objectives relating thereto are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 9 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $100.00 or such other value as is determined by the Committee awarded pursuant to Section 9 of this Plan.

“Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 6 hereof has expired.

“Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash, or a combination of both at the end of a specified period.

“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

“Spread” means, in the case of a Free-Standing Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Base Price specified for such right or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Option Price specified for the related Option Right.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Corporation.

3.          Maximum Shares Available Under the Plan; Life of Plan Limits; Individual Participant Limits.

(a)	Subject to adjustment as provided in Section 12 of this Plan, the maximum number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from all substantial risks of forfeiture, (iii) in payment of Restricted Stock Units, (iv) as Deferred Shares, (v) in payment of Performance Shares or Performance Units that have been earned, (vi) as Common Share awards to Nonemployee Directors or (vii) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 13,000,000 Common Shares (7,000,000 of which were approved by shareholders in 2011 and 6,000,000 of which are to be approved by shareholders in 2015) (the “Available Common Shares”), which Available Common Shares may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof.

(b)	Each Common Share issued or transferred (and, in the case of Restricted Shares and Common Shares, released from all substantial risks of forfeiture) pursuant to any award (other than an Option Right or Appreciation Right) granted under this Plan shall, for purposes of Section 3(a) of this Plan, reduce the number of Available Common Shares by (i) prior to May 7, 2015, 2.12 Common Shares for each such Common Share, instead of one Common Share and (ii) on and after May 7, 2015, 2.6 Common Shares for each such Common Share, instead of one Common Share. Each Common Share issued or transferred pursuant to any Option Right or Appreciation Right granted under this Plan shall, for purposes of Section 3(a) of this Plan, reduce the number of Available Common Shares by one Common Share.

(c)	Subject to this Section 3(c), Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (i) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall count against the aggregate plan limit described above; (ii) Common Shares withheld or otherwise used by the Corporation to satisfy tax withholding obligations shall count against the aggregate plan limit described above; (iii) Common Shares that are repurchased by the Corporation with Option Right proceeds shall not be added to the aggregate plan limit described above; and (iv) the gross number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to this Plan.

(d)	Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i)	The aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 7,000,000 Common Shares;

(ii)	No Participant shall be granted Option Rights or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year;

(iii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Deferred Shares, Performance Shares or Performance Units, in the aggregate, for more than 500,000 Common Shares during any calendar year;

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $10,000,000; and

(v)	No Nonemployee Director will be granted, in any period of one calendar year, awards in excess of 6,000 Restricted Shares, 7,500 Common Shares, 7,500 Restricted Stock Units and 9,000 Option Rights.

(e)	Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards granted under Sections 4 through 10 of this Plan that do not comply with the three-year or one-year vesting requirements set forth in such Sections of this Plan.

4.          Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)	Each grant shall specify the number of Common Shares to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b)	Each grant shall specify an Option Price per Common Share, which (except with respect to awards under Section 24 of this Plan) shall be equal to or greater than the Market Value per Share on the Date of Grant.

(c)	Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Corporation’s withholding Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Corporation, the Common Shares so withheld shall not be treated as issued and acquired by the Corporation upon such exercise), (iv) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and (v) any combination of the foregoing.

(d)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Common Shares to which the exercise relates.

(e)	Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to such Participant remain unexercised.

(f)	Each grant shall specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary that is necessary before the Option Rights or installments thereof shall become exercisable, provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercisability of such Option Rights, including in the event of the retirement, death or disability of the Participant. Further, any grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of a Change in Control only where either (A) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)	Option Rights granted under this Plan may be (i) options that are intended to qualify under particular provisions of the Code, including without limitation Incentive Stock Options, (ii) options that are not intended to so qualify or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)	Option Rights granted under this Plan shall not provide for any dividends or dividend equivalents thereon.

(j)	The exercise of an Option Right will result in the cancellation on a Common Share-for-Common Share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k)	No Option Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

(l)	Each grant shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

5.          Appreciation Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Committee, which will be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Committee, which will be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of exercise. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:

(a)

Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Corporation in cash, Common Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Corporation to issue Common Shares or other equity securities in lieu of cash.

provided, however, that no form of consideration or manner of payment that would cause Rule 16b-3 to cease to apply to this Plan shall be permitted.

(b)	Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

(c)	Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

(d)	Each grant may specify the period or periods of continuous service by the Participant with the Corporation or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable, provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of the Participant. Further, any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control only where either (A) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(e)	Appreciation Rights granted under this Plan shall not provide for any dividends or dividend equivalents thereon.

(f)	Each grant shall be evidenced by an Evidence of Award, which shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(g)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

(h)	Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Corporation) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.

(i)	Regarding Free-Standing Appreciation Rights only:

(i)	Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price per Common Share, which (except with respect to awards under Section 24 of this Plan) shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to such Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.          Restricted Shares.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c)	Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until Management Objectives referred to in subparagraph (e) below are achieved. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period as determined by the Committee.

(d)	Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e)	Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that, notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year. Each such grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)	Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of the Participant. Further, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of a Change in Control only where either (A) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (B) such Restricted Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g)

Any grant or sale of Restricted Shares may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered; provided, however, that dividends or other distributions on

Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives. Sequestered dividends or other distribution may be reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.

(h)	Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Corporation until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, or (ii) all Restricted Shares will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.          Restricted Stock Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each such grant or sale will constitute the agreement by the Corporation to deliver Common Shares, cash or a combination thereof to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than after one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)	If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period as determined by the Committee.

(d)

Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period, including in the event of the retirement, death or disability of the Participant. Further, any grant or sale of Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of a Change in Control only where either (A) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (B) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(e)	During the Restriction Period, the Participant will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Committee may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(f)	Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

(g)	Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.          Deferred Shares.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant or sale shall constitute the agreement by the Corporation to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c)	Each grant or sale shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period to be determined by the Committee or until Management Objectives referred to in subparagraph (e) below are achieved. If the termination of the Deferral Period is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the Deferral Period may terminate ratably during the three-year period as determined by the Committee.

(d)	During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or additional Common Shares on a current, deferred or contingent basis; provided, however, that dividend equivalents on Deferred Shares with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(e)

Any grant of Deferred Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the Deferral Period applicable to such Deferred Shares; provided, however, that, notwithstanding subparagraph (c) above, the Deferral Period relating to Deferred Shares that terminates upon the achievement of

Management Objectives may not terminate sooner than after one year. Each such grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Deferred Shares for which the Deferral Period will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)	Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Deferred Shares may provide for the earlier termination of the Deferral Period relating to such Deferred Shares, including in the event of the retirement, death or disability of the Participant. Further, any grant or sale of Deferred Shares may provide for the earlier termination of the Deferral Period relating to such Deferred Shares in the event of a Change in Control only where either (A) within a specified period the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (B) such Deferred Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Deferred Shares intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Deferral Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g)	Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

9.          Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, subject to the limitations in Section 3, which may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)	The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year) as shall be determined by the Committee, which may be subject to earlier termination, including in the event of the retirement, death or disability of the Participant. Further, the Performance Period may be subject to earlier lapse or modification in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(c)

Each grant shall specify the Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives.

(d)	Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Corporation in cash, Common Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(e)	Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of Common Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Date of Grant.

(f)	Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units with respect to which such dividend equivalents are paid.

(g)	Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

10.        Common Share Awards to Nonemployee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Common Shares to Nonemployee Directors. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant shall constitute an immediate transfer of the ownership of Common Shares to the Nonemployee Director in consideration of the performance of services, entitling such Nonemployee Director to dividend, voting and other ownership rights, subject to any applicable substantial risk of forfeiture and restrictions on transfer.

(b)	Each grant shall provide that the Common Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period (not less than one year) to be determined by the Board on the Date of Grant.

(c)	Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Common Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Common Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(d)	Notwithstanding anything to the contrary contained in this Plan, any grant of Common Shares to Nonemployee Directors subject to restrictions may provide for the earlier termination of restrictions on such Common Shares, including in the event of the retirement, death or disability of the Nonemployee Director. Further, any grant of Common Shares to Nonemployee Directors subject to restrictions may provide for the earlier termination of restrictions on such Common Shares in the event of a Change in Control only where either (A) within a specified period the Nonemployee Director involuntarily ceases serving as a Nonemployee Director for reasons other than for cause or the Nonemployee Director terminates his or her service for good reason or (B) such Common Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(e)	Any grant of Common Shares to Nonemployee Directors may require that any or all dividends or other distributions paid on the Common Shares during the period of such restrictions be automatically sequestered. Sequestered dividends or other distribution may be reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Board may determine.

(f)	Each grant of Common Shares to Nonemployee Directors shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Board may determine consistent with this Plan. Unless otherwise directed by the Board, (i) all certificates representing Common Shares will be held in custody by the Corporation until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Nonemployee Director in whose name such certificates are registered, endorsed in blank and covering such Common Shares, or (ii) all Common Shares will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Common Shares.

11.        Transferability.

(a)	Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other derivative security (as that term is used in Rule 16b-3) awarded under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, but in no event will any award granted under the Plan be transferred for value. Option Rights and Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and/or court supervision.

(b)	Any award made under this Plan may provide that all or any part of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, or upon the termination of the Deferral Period applicable to Deferred Shares, or upon the termination of the Restriction Period applicable to Restricted Stock Units, or in payment of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions upon transfer.

12.        Adjustments.  The Committee shall make or provide for such adjustments in the (a) number of Common Shares or number of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares and Performance Shares and Performance Units granted hereunder, (b) prices per share applicable to such Option Rights and Appreciation Rights, and (c) kind of shares (including shares of another issuer) covered thereby, and other terms and provisions, as the Committee in its sole discretion in good faith shall determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash) as it shall in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 3 as the Committee in its sole discretion shall in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(d)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

13.        Fractional Shares.  The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

14.        Withholding Taxes.  To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Corporation will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Corporation an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Shares where an election under Section 83(b) of the Code has been made), or by delivering to the Corporation other Common Shares held by such Participant. The Common Shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Corporation may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

15.        Certain Terminations of Employment.  If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, in case of termination of employment by reason of death, disability or normal retirement or early retirement with the consent of the Corporation of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares or Common Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period is not complete, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Committee may, in its sole discretion, take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including, without limitation, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Committee may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

16.        Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan (including without limitation sub-plans) as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

17.        Administration of the Plan.

(a)	This Plan shall be administered by the Compensation Committee of the Board, as constituted from time to time. The Committee shall be composed of not less than three members of the Board, each of whom shall (i) meet all applicable independence requirements of the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange on which the Common Stock is traded, (ii) be a “non-employee director” within the meaning of Rule 16b-3 and (iii) be an “outside director” within the meaning of Section 162(m) of the Code. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b)	The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, Common Shares, Performance Shares and Performance Units and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

(c)

The Committee, to the full extent permitted by law, may delegate to one or more of its members or to one or more other directors or any officer or officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and any person to whom duties or powers have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Without limiting the generality of the foregoing, the Committee may, by resolution, authorize one or more officers of the

Corporation to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size and type of any such awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as determined by the Committee in accordance with Section 16 of the Securities Exchange Act of 1934, or any person subject to Section 162(m) of the Code, (y) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

18.        Amendments and Other Matters.

(a)	This Plan may be amended from time to time by the Committee; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Without limiting the generality of the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

(b)	Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 18(b) may not be amended without approval by the Corporation’s shareholders.

(c)	Except with respect to Options Rights, Appreciation Rights and Restricted Shares, the Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Common Shares.

(d)	The Committee may condition the grant of any award or combination of awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or any Subsidiary to the Participant.

(e)	Except with respect to Section 18(g), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify under particular provisions of the

Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option Right; provided, however, that such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

(f)	No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of stock thereunder, would be, in the opinion of counsel selected by the Corporation, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(g)	Absence on leave approved by a duly constituted officer of the Corporation or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(h)	No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.

(i)	If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect

19.        Detrimental Activity and Recapture Provisions.  Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment by the Corporation or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity. In addition, notwithstanding anything in the Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

20.        Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its Subsidiaries.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)	Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Plan and grants hereunder as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21.        Effective Date/Termination.  The Timken Company 2011 Long-Term Incentive Plan was effective as of May 10, 2011. This Plan shall be effective as of the Effective Date. No grants have been or will be made on or after May 10, 2011 under the Existing Plan, except that outstanding awards granted under the Existing Plan will continue unaffected following such date. No grant shall be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

22.        No Right to Employment.  This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary and shall not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

23.        Governing Law.  The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

24.        Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company.   Notwithstanding anything in this Plan to the contrary:

(a)	Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Corporation or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)	In the event that a Corporation acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary merges has shares available under a pre-

existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Corporation or any Subsidiary prior to such acquisition or merger.

(c)	Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Corporation under Sections 24(a) or 24(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Corporation under Sections 24(a) or 24(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

c/o Corporate Election Services P. O. Box 3200 Pittsburgh, PA 15230	VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

Proxy must be signed and dated below.

  Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and William R. Burkhart; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 4500 Mount Pleasant Street N.W., North Canton, Ohio 44720, on May 7, 2015, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held) Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2015 at 10:00 a.m.	Parking: Shareholders attending the meeting
The Timken Company	may park in the visitor lot in front of the Corporate
4500 Mount Pleasant Street NW	Office building.
North Canton, OH 44720-5450
Telephone: (234) 262-3000	Note: If your shares are held in street name,
please bring a letter with you from your broker
stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 234-262-3000.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

   Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

The Board of Directors recommends a vote FOR proposals 1, 2, 3, 4 and 5.

1.	Election of Directors to serve for a term of one year:

Nominees:	(01) Maria A. Crowe	(02) Richard G. Kyle	(03) John A. Luke, Jr.	(04) Christopher L. Mapes
	(05) Ajita G. Rajendra	(06) Joseph W. Ralston	(07) John P. Reilly	(08) Frank C. Sullivan
	(09) John M. Timken, Jr.	(10) Ward J. Timken, Jr.	(11) Jacqueline F. Woods
❑ FOR all nominees listed above ❑ WITHHOLD AUTHORITY to vote for all nominees listed above
To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	Ratification of the appointment of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2015.

❑ FOR ❑ AGAINST ❑ ABSTAIN

3.	Approval, on an advisory basis, of named executive officer compensation.

❑ FOR ❑ AGAINST ❑ ABSTAIN

4.	Approval of The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 13, 2015.

❑ FOR ❑ AGAINST ❑ ABSTAIN

5.	Approval of The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015.

❑ FOR ❑ AGAINST ❑ ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 6.

6.

A shareholder proposal asking our Board of Directors to take the steps necessary to give holders in the aggregate of 25% of our outstanding common shares the power to call a special meeting of shareholders.

❑ FOR ❑ AGAINST ❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

❑	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.